Exhibit 10.1
Royston Run-off Limited
as Borrower
and
Royston Run-off Limited
as Original Obligor
and
National Australia Bank Limited
and
Barclays Bank PLC
as Arrangers
and
National Australia Bank Limited
as Agent and Security Agent
Amended and Restated US Dollar $184,616,000 Term Facility Agreement

Contents

1 Definitions and Interpretation	1

2 The Facilities	21

3 Purpose	22

4 Conditions of Loans	22

5 Loans	24

6 Repayment	24

7 Illegality, Voluntary Prepayment and Cancellation	25

8 Mandatory Prepayment	26

9 Restrictions	30

10 Interest	30

11 Interest Periods	31

12 Changes To The Calculation Of Interest	32

13 Fees	33

14 Tax Gross Up And Indemnities	33

15 Increased Costs	38

16 Indemnities	39

17 Mitigation By The Lenders	41

18 Costs And Expenses	41

19 Representations	42

20 Information Undertakings	50

21 Financial Covenants	55

22 General Undertakings	58

23 Events Of Default	68

24 Changes To The Lenders	72

25 Changes to the Obligors	76

26 Role Of The Agent, The Arrangers, The Security Agent And Others	77

27 Conduct Of Business By The Finance Parties	85

28 Sharing Among The Finance Parties	85

29 Payment Mechanics	86

30 Set-Off	90

31 Notices	90

32 Calculations And Certificates	93

33 Partial Invalidity	93

34 Remedies And Waivers	93

35 Amendments And Waivers	93

36 Counterparts	94

Term Facilities Agreement
Dated 3 October 2008
Between:
(1)	Royston Run-off Limited, a company incorporated under the laws of England and Wales whose registered office is at Avaya House, 2 Cathedral Hill, Guildford, Surrey, GU2 7YL with company number 06708757 (the Borrower);

(2)	The members of the Group listed in Part 1 of Schedule 1 (The Original Parties) as Original Obligors (the Original Obligors);

(3)	Unionamerica Holdings Limited, a company incorporated under the laws of England and Wales whose registered office is at Avaya House, 2 Cathedral Hill, Guildford, Surrey, GU2 7YL with company number 02822469 and Unionamerica Acquisition Company Limited, a company incorporated under the laws of England and Wales whose registered office is at Avaya House, 2 Cathedral Hill, Guildford, Surrey, GU2 7YL with company number 02820274, as additional obligors;

(4)	National Australia Bank Limited as mandated lead arranger and Barclays Bank PLC as co-arranger (each an Arranger and together the Arrangers);

(5)	The Financial Institutions listed in Part 2 and Part 3 of Schedule 1 (The Original Parties) as lenders (the Original Lenders);

(6)	National Australia Bank Limited as agent of the other Finance Parties (the Agent); and

(7)	National Australia Bank Limited as Security Agent for the Secured Parties.
It is agreed:
1	Definitions and Interpretation

1.1	In this Agreement:

Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of A+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency or any other bank or financial institution approved by the Agent.

Accession Letter means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

Accounting Principles means generally accepted accounting principles in the United Kingdom.

Acquisition means the acquisition by the Borrower of the Target Shares on the terms of the Acquisition Documents.

Acquisition Agreement means the agreement relating to the sale and purchase of the Target Shares to be entered into and made between, among others, the Borrower and the Vendor in the form set out in the draft provided to the Agent prior to the date of this Agreement or in such other form as the Agent may agree.

Acquisition Costs means all fees, costs and expenses, stamp, registration and other Taxes incurred (or required to be paid) by the Borrower or any other member of the Group in connection with the Acquisition or the Transaction Documents.

Acquisition Documents means the Acquisition Agreement, the Disclosure Letter and any other document designated as an Acquisition Document by the Agent and the Borrower.

Additional Cost Rate has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

Additional Obligor means a company which becomes an Obligor in accordance with Clause 25 (Changes to the Obligors).

Additional Security Agent has the meaning given to it in Schedule 12 (Security Agent).

Affiliate means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent’s Spot Rate of Exchange means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

Assignment Agreement means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or such other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means the period from and including the date of this Agreement to and including the date falling four months after the date of this Agreement.

Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus:
(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Loan, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date.
Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

Base Currency means US Dollars.

Base Currency Equivalent means, the amount of the relevant currency required to purchase the relevant amount of US Dollars at the Agent’s Spot Rate of Exchange.

Break Costs means the amount (if any) by which:

(a)	the interest, excluding the Margin, which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Hamilton, Bermuda, and New York.

Cash Equivalent Investments means at any time:
(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(d)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in sub-paragraphs (a) to (d) above; or

(f)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

Certain Funds Period means the period commencing on the date of this Agreement and ending on the earlier of (i) the day following the First Utilisation Date and (ii) the last day of the Availability Period.

Certain Funds Loan means a Loan made or to be made during the Certain Funds Period.

Change of Control means:
(a)	the Investors cease to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, 100% of the maximum number of votes that might be cast at a general meeting of the Borrower;

(ii)	appoint or remove all of the directors or other equivalent officers of the Borrower; or

(iii)	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply;
(b)	the cessation of full beneficial ownership by the Investors of all of the issued share capital of the Borrower;

(c)	Enstar ceases to have Control of the Borrower;

(d)	the cessation of full beneficial ownership by Enstar of all of more than 50% of the issued share capital of the Borrower;

(e)	the cessation of full beneficial ownership by the Borrower of all of the issued share capital of the Target or a member of the Target Group.
Charged Property means the Target Shares and all of the assets of the Group which from time to time are, or are expressed to be, the subject of the Transaction Security.

Chief Financial Officer means the finance director of the relevant company or group from time to time (or any director of the relevant company or group acting as such officer’s deputy in that capacity or performing those functions).

Closing Date means the date on which Completion occurs.

Commitment means a Facility A Commitment or Facility B Commitment.

Completion means the completion of the Acquisition in accordance with clause 5 of the Acquisition Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

Consolidated Tangible Net Worth means as such term is defined in Clause 21.1 (Financial definitions).

Constitutional Documents means the memorandum of association and the articles of association.

Control means
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Borrower;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; or

(iii)	give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply; or
(b)	the holding beneficially of more than 50% of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
Creditor means a Lender or a Hedge Counterparty.

Debentures means the debentures to be granted by each of the Borrower, the Target and Unionamerica Acquisition Company Limited over all of its assets.

Default means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

Disclosure Letter has the meaning given to that term in the Acquisition Agreement.

Disruption Event means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dormant Subsidiaries means, from the Closing Date:
(a)	SPRE Limited; and

(b)	any member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, Financial Indebtedness owed to it) which in aggregate have a value of US$50,000 or more or its equivalent in other currencies, and Dormant Subsidiary means any of them.

Enstar means Enstar Group Limited, a company incorporated under the laws of Bermuda with registered number EC30916.

Enstar Guarantee means the guarantee in the agreed form entered into on or before the Closing Date by Enstar in favour of the Security Agent (as trustee for the Finance Parties) guaranteeing all of the Borrower’s obligations under the Finance Documents.

Event of Default means any event or circumstance specified as such in Clause 23 (Events of Default).

Facility means Facility A or Facility B.

Facility A means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

Facility A Commitment means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part 2 or Part 3 of Schedule 1 (The Original Parties) subject to Clause 2.2 (Facilities Adjustment) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility A Loan means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

Facility B means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

Facility B Commitment means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part 2 or Part 3 of Schedule 1 (The Original Parties) subject to Clause 2.2 (Facilities Adjustment) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility B Loan means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

Facility Office means
(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
Fee Letter means
(a)	any letter or letters dated on or about the date of this Agreement between National Australia Bank Limited in its capacity as Arranger and the Borrower (or the Agent and the Borrower or the Security Agent and the Borrower) setting out any of the fees referred to in Clause 13 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party under any Finance Document.
Finance Document means this Agreement, the Enstar Guarantee, any Accession Letter, any Compliance Certificate, any Fee Letter, any Hedging Agreement, the Shareholder’s Undertaking, the Subordination Deed, any Selection Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a Finance Document by the Agent and the Borrower.

Finance Party means the Agent, the Arrangers, the Security Agent, a Hedge Counterparty or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value as at the relevant date on which Financial Indebtedness is calculated (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount of any liability under an advance or deferred purchase agreement if (1) one of the primary reasons behind entering into the agreement is to raise finance or (2) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing; and

(j)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.
Financial Quarter has the meaning given to that term in Clause 21.1 (Financial definitions).

Financial Year has the meaning given to that term in Clause 21.1 (Financial definitions).

First Utilisation Date means the first Utilisation Date.

Forecast Cash Flows means the forecast of cash flows in agreed form relating to the Acquisition prepared by Enstar showing total cash inflows to be US$541,080,000.

Free Net Worth has the meaning given to that term in Clause 21.1 (Financial definitions).

FSA means the Financial Services Authority.

Group means the Borrower and each of its Subsidiaries for the time being.

Group Structure Chart means the group structure chart in Schedule 11 (Group Structure).

Hedge Counterparty means any Lender which enters into any Hedging Agreement with the Borrower.

Hedging Agreement means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Borrower and a Hedge Counterparty for the purpose of hedging interest rate liabilities in relation to the Facilities.

Hedging Commitments means on any date and in respect of a Hedge Counterparty, an amount equal to the amount (if any) which would be payable to such Hedge Counterparty under any Hedging Agreement to which it is a party if such date were deemed to be an Early Termination Date in respect of an Event of Default for which the Borrower was the Defaulting Party (and for this purpose Early Termination Date, Event of Default, Settlement Amount and Defaulting Party shall have the meanings given to them in the applicable ISDA Master Agreement), and such amount shall be certified by the relevant Hedge Counterparty in accordance with the applicable ISDA Master Agreement.

Holding Account means the account in the name of the Borrower held with the Agent at 88 Wood Street, London EC2V 7QQ, Sort Code: 16-55-90 and Account number: 3210 198935 501 (as the same may be redesignated, substituted or replaced from time to time).

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Information Memorandum means the document concerning the Original Obligors and the Target Group which, at the request of the Borrower and on its behalf, is to be prepared in relation to this transaction, approved by the Borrower and distributed by an Arranger prior to the Syndication Date in connection with the syndication of the Facilities.

Information Package means the Forecast Cash Flows and the Report.

Insolvency Representative means any liquidator, administrator, receiver, receiver and manager, administrative receiver, custodian, trustee or similar officer in any jurisdiction.

Intellectual Property means
(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.
Interest Period means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default Interest).

Investors means:
(a)	Enstar and its or any subsequent successors or assigns or transferees; and

(b)	JCF Investment Entity and its or any subsequent successors or assigns or transferees.
JCF Investment Entity means each JCF Shareholder, severally and not jointly, solely in its capacity as a shareholder of the Shareholder or the Borrower and to the extent of its investment therein.

JCF Shareholder means J.C. Flowers II L.P and its Affiliates, successors, assigns and transferees that may from time to time be a shareholder of the Shareholder or the Borrower.

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other similar entity.

Legal Opinion means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 25 (Changes to the Obligors).

Legal Reservations means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.
Lender means
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in US Dollars and for a period comparable to the Interest Period for that Loan.

LMA means the Loan Market Association.

Loan means a Facility A Loan or a Facility B Loan.

Major Event of Default means any circumstances constituting an Event of Default under any of:
(a)	Clause 23.1 (Non-Payment);

(b)	Clause 23.2.2 (Financial Covenants and other Obligations) insofar as it relates to a breach of Clauses 22.4 (Merger), 22.5 (Change of business), 22.6 (Acquisitions), 22.7 (Joint ventures), 22.8 (Holding Companies), 22.13 (Negative Pledge), 22.14 (Disposals), 22.16 (Loans or credit), 22.17 (No Guarantees or Indemnities), 22.18 (No Dividends or Share Redemption), 22.20 (Share capital) or 22.24 (Amendments);

(c)	Clause 23.3 (Other obligations) in so far as it relates to Clause 22.19 (Financial Indebtedness);

(d)	Clause 23.4 (Misrepresentation) insofar as it relates to a breach of any Major Representation;

(e)	Clauses 23.6.1 and 23.6.3 (Insolvency);

(f)	Clause 23.7 (Insolvency Proceedings);

(g)	Clause 23.8 (Creditors’ Process);

(h)	Clause 23.9 (Unlawfulness and Invalidity) (but only in so far as it relates to this Agreement, the Shareholder’s Undertaking, the Enstar Guarantee and/or any Transaction Security Document);

(i)	Clause 23.10 (Shareholder’s Undertaking and Enstar Guarantee);

(j)	Clause 23.16 (Repudiation and Rescission of Agreements) (but only in so far as it relates to this Agreement, the Shareholder’s Undertaking, the Enstar Guarantee, any Acquisition Document and/or any Transaction Security Document); and

(k)	Clause 23.18 (FSMA Sanctions),
except that paragraphs (a) to (d) and (h) to (j) above inclusive shall only apply insofar as the relevant Event of Default relates to the Borrower or the Shareholder and not any other member of the Group, where relevant, and not taking into account any breach by the Borrower of any procuring obligations in respect of any member of the Target Group.

Major Representation means a representation or warranty with respect to the Borrower only under any of Clause 19.2 (Status) to Clause 19.6 (Validity and Admissibility in Evidence) inclusive.

Majority Creditors means:
(a)	if there are no Loans then outstanding under this Agreement, a Creditor or Creditors the sum of whose Commitments and Hedging Commitments aggregate more than 66 2/3% of the sum of the Total Commitments and Hedging Commitments (or, if the Total Commitments and Hedging Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments and Hedging Commitments immediately prior to the reduction); or

(b)	at any other time, a Creditor or Creditors whose participations in the Loans and whose Hedging Commitments then outstanding aggregate more than 66 2/3% of the aggregate of all the Loans and Hedging Commitments then outstanding.
Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

Mandatory Cost means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula).

Mandatory Prepayment Account means the interest-bearing account in the name of the Borrower held with the Agent at 88 Wood Street, London EC2V 7QQ, Sort Code: 16-55-90 and Account number: 3210 198935 500 (as the same may be redesignated, substituted or replaced from time to time).

Margin means:
(a)	in relation to Facility A, 2.75 (two point seven five) per cent. per annum; and

(b)	in relation to Facility B, 3.25 (three point two five) per cent. per annum.
Material Adverse Effect means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its payment obligations under the Finance Documents and/or its obligations under Clause 21.2 (Financial condition); or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period. Monthly shall be construed accordingly.

Obligor means an Original Obligor or an Additional Obligor.

Obligors’ Agent means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

Original Financial Statements means
(a)	in relation to the Target, its consolidated audited financial statements for its Financial Year ended 31 December 2007;

(b)	in relation to any other Obligor, its audited financial statements delivered to the Agent as required by Clause 25 (Changes to the Obligors); and

(c)	in relation to any other member of the Group, its audited financial statements delivered to the Agent as required by Clause 20.2 (Financial Statements).
Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Disposal means any sale, lease, licence, transfer or other disposal permitted by Clause 22.28 (Intra-Group transactions) or which is not an intra-Group transaction and is on arm’s length terms:
(a)	of cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments; and

(c)	arising as a result of any Permitted Security.
Permitted Distribution means
(a)	a Target Distribution;

(b)	the payment of a dividend, the making of a loan or the movement of cash by way of a share buyback by the Borrower, in each case, declared as a result of the receipt of a Target Distribution into the Holding Account provided the following conditions are satisfied:
(i)	the Borrower’s obligations under Clause 8.2 (Disposal, Insurance, Acquisition Proceeds and Target Distributions) have been complied with in full;

(ii)	no Default is continuing at the time such dividend is to be paid or would occur if such dividend is paid;

(iii)	at the time the relevant dividend is to be paid no circumstances exist such that (in the opinion of the Agent) on the publication of any accounts by reference to which Net Worth Cover in Clause 21.2 (Financial condition) is calculated, there would be a breach of that financial covenant on its next following test date if the dividend was paid;

(iv)	the Borrower has given the Agent not less than 5 Business Days’ written notice of the Borrower’s intention to pay the proposed dividend and has at the same time delivered to the Agent a certificate signed by a director of the Borrower certifying that (1) he is not aware of any Default which is continuing or of any Default which is likely to occur on or prior to the anticipated date of payment and (2) containing calculations to show that the Net Worth Cover financial covenant in Clause 21.2 (Financial condition) will be complied with following the payment of the proposed dividend on the next following test date; and

(v)	the Agent shall not have (1) objected to the payment of such dividend before the expiry of the 5 Business Day notice period referred to in paragraph (iv) above because any of the conditions for payment under this paragraph (b) has not been met or (2) requested reasonable further information to establish whether the conditions established by this Clause are met. If the Agent objects, it shall state which conditions of this paragraph (b) it does not consider to have been satisfied, in which case the Borrower shall not pay the proposed dividend unless (in the case of a breach of the Net Worth Cover financial covenant) it obtains a certificate from the Auditors confirming to the Agent that in their opinion the financial conditions necessary to allow the payment of the relevant dividend have been satisfied, or in the case of any other Default the Agent becomes satisfied that the conditions for payment under this paragraph (b) have been met; and
(c)	the payment of a dividend to the Target or its wholly-owned Subsidiaries, provided that no such Target Distribution, payment, distribution or other action detailed in paragraphs (a) to (c) above will be permitted at any time after the occurrence of a Default which is continuing.

Permitted Financial Indebtedness means Financial Indebtedness arising under:
(a)	a Permitted Loan;

(b)	a Permitted Guarantee;

(c)	any Finance Document; or

(d)	any letters of credit secured on the assets of the Target Group that match liabilities held on the balance sheet of the Target Group in favour of the cedant (who is also the beneficiary of such letter of credit).
Permitted Guarantee means
(a)	any guarantee of Permitted Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness provided that Clause 22.28 (Intra-Group transactions) is complied with; or

(b)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (a) of the definition of Permitted Security, provided that no new guarantee will be permitted at any time after the occurrence of a Default which is continuing.

Permitted Loan means
(a)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness provided Clause 22.28 (Intra-Group transactions) is complied with; or

(b)	any loan permitted by Clause 22.28 (Intra-Group transactions); or

(c)	any loan invested pursuant to Clause 21.4 (Equity cure- Regulatory Cover) or Clause 21.5 (Equity cure- Net Worth Cover).
Permitted Payment means a payment of fees on arms’ length terms by any member of the Group to any Subsidiary of Enstar that is not a member of the Group for management services up to a maximum aggregate amount of all such payments not exceeding:
(a)	in 2009, US$6,000,000;

(b)	in 2010, US$5,100,000;

(c)	in 2011, US$4,335,000;

(d)	in 2012, US$3,685,000;

(e)	in 2013, US$5,632,000;

(f)	in 2014, US$700,000;

(g)	in 2015, US$600,000;

(h)	in 2016, US$500,000;

(i)	in 2017, US$400,000;

(j)	in 2018, US$400,000,
provided that no such payment will be permitted at any time after the occurrence of a Default which is continuing.

Permitted Security means
(a)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as (1) such arrangement does not permit credit balances of Obligors to be netted or set-off against debit balances of members of the Group which are not Obligors and (2) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors;

(b)	any Quasi Security arising as a result of a disposal which is a Permitted Disposal;

(c)	any Transaction Security;

(d)	any security relating to letters of credit issued by any Citigroup entity required to be given by any regulation; or

(e)	any security relating to any US trust funds required to be given by any regulation.
Permitted Share Issue means an issue of shares:
(a)	by a member of the Group (other than the Borrower) which is a Subsidiary to its immediate Holding Company to the extent permitted by Clause 22.28 (Intra-Group Transactions) and where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms provided that no such issue of shares will be permitted at any time after the occurrence of a Default which is continuing; or

(b)	by the Borrower to the Shareholder where the proceeds of such share issue are applied to remedy a breach of the Regulatory Cover or the Net Worth Cover financial covenant in Clause 21.2 (Financial condition) pursuant to Clause 21.4 (Equity cure- Regulatory Cover) or Clause 21.5 (Equity cure- Net Worth Cover).
Permitted Transaction means
(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents; or

(b)	transactions (other than (i) any sale, lease, licence, transfer or other disposal; and (ii) the granting or creation of Security, the incurring or permitting to subsist of Financial Indebtedness or the disposal of the shares of any member of the Group), conducted in the ordinary course of trading on arm’s length terms, provided that no such disposal, transaction or other action detailed in paragraphs (a) or (b) above that is not already existing will be permitted at any time after the occurrence of a Default which is continuing.

Qualifying Lender has the meaning given to that term in Clause 14 (Tax gross-up and indemnities).

Quarter Date has the meaning given to that term in Clause 21.1 (Financial definitions).

Quarterly Financial Statement has the meaning given to that term in Clause 20 (Information Undertakings).

Quasi-Security has the meaning given to that term in Clause 22.13 (Negative pledge).

Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period, unless market practice differs in the London interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

Rating Agency means Standard & Poor’s Rating Services or other equivalent internationally recognised statistical rating organisation.

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Reference Banks means National Australia Bank Limited and such other banks as may be appointed by the Agent in consultation with the Borrower.

Related Fund in relation to a fund (first fund), means a fund which is managed or advised by the same investment manager or adviser as the first fund or, if it is managed by a different investment manager or adviser, a fund whose investment manager or adviser is an Affiliate of the investment manager or adviser of the first fund.

Relevant Jurisdiction means, in relation to an Obligor:
(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.
Regulatory Cover has the meaning given to it in Clause 21.1 (Financial definitions).

Relevant Period has the meaning given to that term in Clause 21.1 (Financial definitions).

Repeating Representations means each of the representations set out in Clauses 19.2 (Status) to Clause 19.7 (Governing law and enforcement), Clause 19.11 (No default), paragraph 19.12.6 of Clause 19.12 (No misleading information), Clause 19.13 (Original Financial Statements) and Clause 19.18 (Ranking) to Clause 19.20 (Legal and beneficial ownership).

Report means the InsurMath report titled “Proposed Acquisition of Unionamerica” dated 1 October 2008, and capable of being relied upon by National Australia Bank Limited and the other Secured Parties.

Restricted Subsidiaries means, from the Closing Date, Unionamerica Insurance Company Limited.

Screen Rate means the British Bankers’ Association Interest Settlement Rate for US Dollars and the relevant period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

Secured Parties means each Finance Party from time to time party to this Agreement, any Receiver or Delegate.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Agent means National Australia Bank Limited in its capacity as security agent and trustee for the other Finance Parties under this Agreement and the Transaction Security Documents and any Additional Security Agent or Delegate appointed by it in accordance with the terms of this Agreement.

Selection Notice means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 11 (Interest periods).

Shareholder means Royston Holdings Limited and its, or any subsequent successors, assigns or transferees.

Shareholder’s Undertaking means the Shareholder’s undertaking dated 29 December 2008 from the Shareholder and the Borrower to the Finance Parties.

Specified Time means a time determined in accordance with Schedule 10 (Timetables).

Sterling and £ means the lawful currency of the UK.

Subordination Deed means the subordination deed dated 4 August 2009 between, inter alia, the Shareholder, the Original Obligors and the Agent.

Subsidiary means an entity of which a person:
(a)	has direct or indirect Control; or

(b)	owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar right of ownership; or

(c)	is entitled to receive more than fifty per cent. (50%) of the dividends or distributions, and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time.

Syndication Date means any day on which an Arranger confirms that the primary syndication of the Facilities has been completed.

Target mean Unionamerica Holdings Limited, a company incorporated under the laws of England and Wales with registered number 02822469 and having its registered address at 60 Gracechurch Street, London EC3V 0HR.

Target Distribution means:
(a)	the payment of a dividend, the making of a loan or the movement of cash by way of a share buyback by a member of the Target Group to the Target; and/or

(b)	the payment (or subsequent payment) of a dividend, the making of a loan or the movement of cash by way of a share buyback by the Target to the Borrower, where, in each case it is deposited in the Holding Account and the amount has been notified to the Agent in advance.

Target Group means the Target and its Subsidiaries.

Target Shares means all of the issued shares of the Target.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Taxes Act means the Income and Corporation Taxes Act 1988.

Termination Date means in relation to:
(a)	Facility A, the date falling three years from the date of this Agreement; and

(b)	Facility B, the date falling four years from the date of this Agreement.
Total Commitments means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being US$184,616,000 at the date of this Agreement, subject to Clause 2.2 (Facilities Adjustment).

Total Facility A Commitments means the aggregate of the Facility A Commitments, being US$152,616,000 at the date of this Agreement, subject to Clause 2.2 (Facilities Adjustment).

Total Facility B Commitments means the aggregate of the Facility B Commitments, being US$32,000,000 at the date of this Agreement, subject to Clause 2.2 (Facilities Adjustment).

Transaction Documents means the Finance Documents, the Acquisition Documents and the Constitutional Documents of the Borrower.

Transaction Security means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

Transaction Security Documents means the Debentures and any originals of all share certificates and stock transfer forms (all stock transfer forms to be executed by two directors or a director and the secretary of the company that owns the relevant shares but with the sections relating to the consideration and the transferee left blank) or equivalent, duly executed by the relevant Obligor in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents and required to be delivered to the Agent under Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents including, but not limited to, each document listed in Schedule 2 Part 1C (Conditions subsequent).

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to an assignment or transfer, the later of:
(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

UK means the United Kingdom of Great Britain and Northern Ireland.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US Dollars or USD or US$ means the lawful currency of the United States of America.

Utilisation Date means the date on which a Loan is made.

Utilisation Request means a notice substantially in the relevant form set out in Schedule 3 (Requests).

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

Vendor means the seller under the Acquisition Agreement.

1.2	Construction

1.2.1	Unless a contrary indication appears, a reference in this Agreement to:
(a)	the Agent, any Arranger, any Finance Party, any Lender, any Obligor, any Party, any Secured Party, the Security Agent or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with this Agreement;

(b)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(c)	assets includes present and future properties, revenues and rights of every description;

(d)	a Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (in any case, however fundamentally);

(e)	guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(f)	wholly owned subsidiary means a company or corporation that has no members except for:
(i)	another company or corporation and that other company’s or corporation’s wholly-owned subsidiaries; or

(ii)	persons acting on behalf of that other company or corporation and that other company’s or corporation’s wholly-owned subsidiaries.
(g)	including and in particular shall not be construed restrictively but shall mean including without prejudice to the generality of the foregoing and in particular, but without limitation;

(h)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(i)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, joint venture, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(j)	a regulation includes any regulation, rule, official directive, request, or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(k)	a provision of law is a reference to that provision as amended or re-enacted and any subordinate legislation made under it; and

(l)	a time of day is a reference to London time.
1.3	Section, Clause and Schedule headings are for ease of reference only.

1.4	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.6	Any consent, waiver or approval required from a Finance Party under a Finance Document must be in writing and will be of no effect if not in writing.

1.7	Reference to a monetary sum specified in Sterling in Clause 19 (Representations), Clause 20 (Information Undertakings), Clause 21 (Financial Covenants), Clause 22 (General Undertakings) and/or Clause 23 (Events of Default) shall be deemed to include reference to the Base Currency Equivalent of such sum.

1.8	Third Party Rights

1.8.1	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (Third Parties Act) to enforce or enjoy the benefit of any term of this Agreement.

1.8.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2	The Facilities

2.1	The Facilities

Subject to the terms of this Agreement and to Clause 2.2 (Facilities Adjustment), the Lenders make available to the Borrower:
(a)	a term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)	a term loan facility in an aggregate amount equal to the Total Facility B Commitments.
2.2	Facilities Adjustment

Where 60% of the Base Currency Equivalent of the purchase price of the Target Shares (excluding fees and other expenses but including interest accruing thereon in accordance with the Acquisition Agreement) is less than US$184,616,000, the Total Commitments shall be reduced to such amount. Any such reduction shall be applied to the Total Facility A Commitments and the Total Facility B Commitments pro rata.

2.3	Finance Parties’ rights and obligations

2.3.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.3.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ Agent

2.4.1	Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Letter irrevocably appoints the Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(a)	the Borrower on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(b)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

2.4.2	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facilities towards:

3.1.1	paying to the Vendor an amount from the Facilities not exceeding US$184,616,000 to purchase the Target Shares under the Acquisition Agreement providing that such amount equates to no more than 60% of the purchase price of the Target Shares (excluding fees and other expenses); and

3.1.2	paying the following fees connected with this Agreement:
(a)	the arrangement and participation fee payable pursuant to Clause 13.2 (Arrangement fee);

(b)	the commitment fee payable to the Agent for the account of the Lenders pursuant to Clauses 13.1 (Commitment fee);

(c)	the agency fee payable to the Agent pursuant to Clause 13.3 (Agency fee); and

(d)	the legal fees of Clyde & Co LLP incurred in the drafting and negotiation of the Finance Documents amounting to no more than £60,000 plus VAT and disbursements.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Loans

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Loan if: on or before the Utilisation Date for that Loan, the Agent has received all of the documents and other evidence listed in Part 1A and Part 1B of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Obligors’ Agent and the Lenders in writing promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) (other than in respect of a Certain Funds Loan to which Clause 4.4 (Loans during the Certain Funds Period)

apply), if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	in relation to any Loan on the First Utilisation Date, all the representations and warranties in Clause 19 (Representations) (other than Clause 19.12 (No misleading information) which are made on the date of this Agreement only) and in the Enstar Guarantee and the Shareholder’s Undertaking or, in relation to any other Loan, the Repeating Representations and the representations and warranties that are deemed to be repeated under clause 6.15 of the Enstar Guarantee, to be made by each Obligor or Enstar, as the case may be, are true; and

(b)	none of the events described in Clause 12.2 (Market disruption) has occurred which has resulted in any Lender being unable to fund its participation in the proposed Loan.
4.3	Maximum number of Loans

4.3.1	The Borrower may not deliver a Utilisation Request if as a result of the proposed Loan more than two Loans would be outstanding.

4.3.2	The Borrower may not request that a Loan be divided.

4.4	Loans during the Certain Funds Period

4.4.1	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) in relation to a Certain Funds Loan, if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Major Event of Default is continuing or would result from the proposed Loan; and

(b)	all the Major Representations are true in all material respects.
4.4.2	During the Certain Funds Period (save in circumstances where, pursuant to Clause 4.4.1 above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ Participation) and subject as provided in Clause 7.1 (Illegality)), none of the Finance Parties shall be entitled to:
(a)	cancel any of its Commitments;

(b)	rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have;

(c)	refuse to participate in the making of a Certain Funds Loan;

(d)	exercise any right of set-off or counterclaim in respect of a Certain Funds Loan to the extent to do so would prevent or limit the making of a Certain Funds Loan;

(e)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Loan; or

(f)	enforce any Security under the Transaction Security Documents or take any proceeding which would constitute an Event of Default under Clause 23.7 (Insolvency proceedings) or Clause 23.8 (Creditors’ process), provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.
4.5	Enstar Guarantee

The Finance Parties agree that if the Original Lender reduces its participation in the Facilities to or below 50% of the Total Commitments then the Enstar Guarantee shall immediately be released and all references to the Enstar Guarantee in this Agreement shall have no application.

5	Loans

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facilities by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

5.2.1	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Loan comply with Clause 5.3 (Currency); and

(c)	the proposed Interest Period complies with Clause 11 (Interest Periods).
5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Currency

The currency specified in a Utilisation Request must be US Dollars.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Commitment

5.5.1	The Total Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

5.5.2	The Total Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

6	Repayment

6.1.1	The Borrower shall repay the Facility A Loan in full on the Termination Date for Facility A.

6.1.2	The Borrower shall repay the Facility B Loan in full on the Termination Date for Facility B.

6.1.3	The Borrower may not reborrow any part of the Facilities which is repaid.

7	Illegality, Voluntary Prepayment and Cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan:
(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Obligors’ Agent, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Voluntary cancellation

7.2.1	Subject to Clause 7.3 (Voluntary prepayment of Loans) the Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$500,000) of the Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments under the Facilities pro rata.

7.2.2	The Borrower shall not cancel any part of the Available Commitment unless at the same time it cancels a pro rata amount of the Available Commitments for Facility A and Facility B.

7.3	Voluntary prepayment of Loans

7.3.1	The Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility A Loan or Facility B Loan as specified in the relevant notice (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$500,000 or its equivalent).

7.3.2	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

7.4	Right of cancellation and repayment in relation to a single Lender

7.4.1	If:
(a)	any sum payable to any Lender by an Obligor is required to be increased under Clause 14.2 (Tax gross-up); or

(b)	any Lender claims indemnification from the Obligors’ Agent or an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs), the Obligors’ Agent may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

7.4.2	On receipt of a notice referred to in Clause 7.4.1 above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

7.4.3	On the last day of each Interest Period which ends after the Obligors’ Agent has given notice under Clause 7.4.1 above in relation to a Lender (or, if earlier, the date specified by the Obligors’ Agent in that notice), the Borrower shall repay that Lender’s participation in that Loan together with all interest and other amounts accrued under the Finance Documents.

8	Mandatory Prepayment

8.1	Exit

8.1.1	For the purpose of this Clause 8.1:

Flotation: means
(a)	a successful application being made for the admission of any part of the share capital of any member of the Group (or Holding Company of any member of the Group other than Enstar) to the Official List of the UK Listing Authority or any equivalent in another country and the admission of any part of the share capital of any member of the Group (or Holding Company of any member of the Group other than Enstar or any of its Holding Companies) to trading on the London Stock Exchange plc or any equivalent in another country; or

(b)	the grant of permission to deal in any part of the issued share capital of any member of the Group (or Holding Company of any member of the Group other than Enstar or any of its Holding Companies) on the Alternative Investment Market or the European Acquisition of Securities Dealers Automated Quotation System or on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any exchange or market replacing the same or any other exchange or market in any country.
8.1.2	Upon the occurrence of:
(a)	any Flotation;

(b)	a Change of Control; or

(c)	the total of all outstanding Loans falling below US$10,000,000 or its equivalent after the First Utilisation Date, the Facilities will be cancelled and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.2	Disposal, Insurance, Acquisition Proceeds and Target Distributions

8.2.1	For the purposes of Clauses 8.3 (Application of mandatory prepayments) and Clause 8.4 (Mandatory Prepayment Accounts and Holding Accounts):

Acquisition Proceeds: means the proceeds of a claim against, or recovery or refund from (Recovery Claim) the Vendor or any of its Affiliates (or any employee, officer or adviser) in relation to the Acquisition Documents or against the provider of any Report (in its capacity as a provider of that Report) except for Excluded Acquisition Proceeds, and after deducting:

(a)	any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and

(b)	any Tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.

Disposal: means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

Disposal Proceeds: means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:
(a)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(b)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).
Excluded Acquisition Proceeds: means any proceeds of a Recovery Claim which the Borrower notifies the Agent are, or are to be, applied:
(a)	in payment of amounts payable to the Vendor pursuant to the Acquisition Agreement by way of adjustment to the purchase price in respect of the Acquisition (except to the extent relating to a working capital adjustment);

(b)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(c)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged, in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as possible (but in any event within 180 days, or such longer period as the Majority Lenders may agree) after receipt.

Excluded Disposal Proceeds: means Disposal Proceeds which have been derived from a Disposal permitted by Clause 22.28 (Intra-Group transactions) or of a type described in paragraphs (a) or (b) or (c) (but only if and to the extent that such Disposal is in exchange for other Cash Equivalent Investments) of the definition of Permitted Disposal.

Excluded Insurance Proceeds: means any proceeds of an insurance claim which the Borrower notifies the Agent are, or are to be, applied:
(a)	to meet a third party claim; or

(b)	in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within 180 days, or such longer period as the Majority Lenders may agree) after receipt.

Insurance Proceeds: means the proceeds of any insurance claim received by any member of the Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

8.2.2	The Borrower shall prepay Loans in the following amounts at the times and in the order of application contemplated by Clause 8.3 (Application of mandatory prepayments):
(a)	the amount of Acquisition Proceeds;

(b)	the amount of Disposal Proceeds;

(c)	the amount of Insurance Proceeds; and

(d)	the amount of all Target Distributions until the amount outstanding under the Loans is less than or equal to US$84,616,000, and thereafter in the amount equal to the percentage of Target Distribution as set out in the second column below when the Net Worth Cover ratio in Clause 21.2 (Financial Condition) is as specified in the first column below (as demonstrated in writing by the Borrower to the satisfaction of the Agent). To the extent FSA approval is required for a Target Distribution, the Borrower shall procure that such Target Distribution is paid into a Mandatory Prepayment Account within 90 days of the giving of FSA approval for such Target Distribution.

Percentage of Target Distribution
Proceeds to be applied in prepayment
Net Worth Cover ratio	of the Facilities
Less than or equal to 2.50:1	100%
Greater than 2.50:1 but less than or equal to 3.00:1	75%
Greater than 3.00:1	50%
8.3	Application of mandatory prepayments

8.3.1	A prepayment made under Clause 8.2 (Disposal, Insurance, Acquisition Proceeds and Target Distributions) shall:
(a)	be applied in prepayment of Loans as contemplated in Clauses 8.3.1(b) to 8.3.3 inclusive below;

(b)	unless the Obligors’ Agent makes an election under Clause 8.3.2 below, be applied in prepayment of the Loans within 5 Business Days of receipt of such proceeds or Target Distribution; and

(c)	be applied in prepayment of the Facility A Loans and, when all the Facility A Loans have been prepaid in full, prepayment of the Facility B Loans.
8.3.2	Subject to Clause 8.3.3 below, the Obligors’ Agent may elect that any prepayment under Clause 8.2 (Disposal, Insurance, Acquisition Proceeds and Target Distributions) be applied in prepayment of a Loan on the last day of the Interest

Period relating to that Loan. If the Obligors’ Agent makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

8.3.3	If the Obligors’ Agent has made an election under Clause 8.3.2 above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

8.4	Mandatory Prepayment Accounts and Holding Accounts

8.4.1	The Obligors’ Agent shall ensure that:
(a)	Disposal Proceeds, Insurance Proceeds, Acquisition Proceeds and any Target Distribution in respect of which the Obligors’ Agent has made an election under Clause 8.3 (Application of mandatory prepayments) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group; and

(b)	Excluded Disposal Proceeds to be applied in replacement of assets, Excluded Insurance Proceeds and Excluded Acquisition Proceeds are paid into a Holding Account as soon as reasonably practicable after receipt by a member of the Group.
8.4.2	The Borrower irrevocably authorises the Agent to apply:
(a)	amounts credited to the Mandatory Prepayment Account; and

(b)	amounts credited to the Holding Account which have not been duly applied as contemplated within 180 days of receipt of the relevant proceeds (or such longer time period as the Majority Lenders may agree), to pay amounts due and payable under Clause 8.3 (Application of mandatory prepayments) and otherwise under the Finance Documents. The Borrower further irrevocably authorises the Agent to so apply amounts credited to the Holding Account in respect of Excluded Disposal Proceeds to be applied in replacement of assets, Excluded Insurance Proceeds and Excluded Acquisition Proceeds whether or not 180 days have elapsed since receipt of those proceeds if a Default has occurred and is continuing. The Borrower also irrevocably authorises the Agent to transfer any amounts credited to the Holding Account referred to in this Clause 8.4.2 to the Mandatory Prepayment Account pending payment of amounts due and payable under the Finance Documents (but if all such amounts have been paid any such amounts remaining credited to the Mandatory Prepayment Account may (unless a Default has occurred) be transferred back to the Holding Account).

8.4.3	A Lender, Security Agent or Agent with which a Mandatory Prepayment Account or Holding Account is held acknowledges and agrees that (1) interest shall accrue at normal commercial rates offered by such Lender, Security Agent or Agent in Europe on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing, and (2) each such account is subject to the Transaction Security.

8.5	Excluded proceeds

Where Excluded Acquisition Proceeds, Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Acquisition Proceeds, Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Obligors’ Agent shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

9	Restrictions

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation), Clause 8.3 (Application of mandatory prepayments) or Clause 8.4 (Mandatory Prepayment Accounts and Holding Accounts) (subject to the terms of those Clauses) shall be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	No Reborrowing of Facility

No Borrower may reborrow any part of the Facilities which is prepaid.

9.4	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) or an election under Clause 8.3 (Application of mandatory prepayments), it shall promptly forward a copy of that notice or election to either the Obligors’ Agent or the affected Lender, as appropriate.

10	Interest

10.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any,
(together the Interest).

10.2	Payment of Interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

10.3	Default interest

10.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 10.3.2 below, is 1 per cent higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

10.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent higher than the rate which would have applied if the overdue amount had not become due.
10.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11	Interest Periods

11.1	Selection of Interest Periods and Terms

11.1.1	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

11.1.2	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

11.1.3	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with Clause 11.1.2 above, the relevant Interest Period will be three Months.

11.1.4	Subject to this Clause 11, the Borrower may select an Interest Period of three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

11.1.5	An Interest Period for a Loan shall not extend beyond the Termination Date.

11.1.6	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.1.7	Prior to the Syndication Date, Interest Periods shall be one month or such other period as the Agent and the Borrower may agree and any Interest Period which would otherwise end during the month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12	Changes To The Calculation Of Interest

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

12.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(a)	the applicable Margin;

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
12.2.2	In this Agreement Market Disruption Event means:
(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent of that Loan) that the cost to it of obtaining matching deposits in the London Interbank market would be in excess of LIBOR.
12.3	Alternative basis of interest or funding

12.3.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

12.3.2	Any alternative basis agreed pursuant to Clause 12.3.1 above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.

12.4	Break Costs

12.4.1	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

12.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13	Fees

13.1	Commitment fee

13.1.1	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:
(a)	one per cent. (1%) per annum on the daily undrawn and uncancelled amount of Facility A; and

(b)	one per cent. (1%) per annum on the daily undrawn and uncancelled amount of Facility B.
13.1.2	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Arrangement fee

The Borrower shall pay to National Australia Bank Limited in its capacity as an Arranger an arrangement fee and a participation fee in the amount, manner and at the times agreed in a Fee Letter.

13.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount, manner and at the times agreed in a Fee Letter.

14	Tax Gross Up And Indemnities

14.1	Definitions

14.1.1	In this Agreement:
(a)	Protected Party: means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

(b)	Qualifying Lender: means

a Lender (other than a Lender within sub-paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:
(1)	which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007 (ITA 2007)) making an advance under a Finance Document; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of ITA 2007) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

(B)	a Lender which is:
(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:
(a)	a company so resident in the United Kingdom; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (within the meaning of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act;
(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account that interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(4)	a Treaty Lender; or

(5)	a building society (as defined for the purposes of section 880 of ITA 2007).
(c)	Tax Confirmation: means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:
(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or
(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 11(2) of the Taxes Act) of that company.
(d)	Tax Credit: means a credit against, relief or remission for, or repayment of, any Tax.

(e)	Tax Deduction: means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

(f)	Tax Payment: means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

(g)	Treaty Lender: means a Lender which:
(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.
(h)	Treaty State: means a jurisdiction having a double taxation agreement (Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest; and

(i)	UK Non-Bank Lender means
(i)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Part 3 of Schedule 1 (The Original Parties); and

(ii)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.
14.1.2	Unless a contrary indication appears, in this Clause 14 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

14.2.1	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.2	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction that is must make) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

14.2.3	If a Tax Deduction is required by law to be made by an Obligor from any payment due from it under the Finance Documents, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4	An Obligor is not required to make an increased payment to a Lender under Clause 14.2.3 above for a Tax Deduction in respect of tax imposed by the jurisdiction in which that Obligor is incorporated from a payment of interest on a Loan, if on the date on which the payment falls due:
(a)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(b)
(i)	the relevant Lender is a Qualifying Lender solely under paragraph (B) of the definition of Qualifying Lender;

(ii)	the Board of the Commissioners for Her Majesty’s Revenue and Customs has given (and not revoked) a direction (Direction) under section 931 of ITA 2007 (previously section 349C of the Taxes Act) (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Borrower a certified copy of that Direction; and

(iii)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or
(c)	the relevant Lender is a Qualifying Lender solely under paragraph (B) (1), (2) or (3) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Borrower; or

(d)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 14.2.7 below.
14.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.6	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.2.7	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

14.2.8	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Borrower by entering into this Agreement.

14.2.9	A UK Non-Bank Lender shall promptly notify the Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation.

14.3	Tax indemnity

14.3.1	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

14.3.2	Clause 14.3.1 above shall not apply:
(a)	with respect to any Tax assessed on a Finance Party:
(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(b)	to the extent a loss, liability or cost:
(i)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under Clauses 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 14.2 (Tax gross-up) applied.

(iii)	A Protected Party making, or intending to make a claim under Clause 14.3.1 above, shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(iv)	A Protected Party shall, on receiving a payment from an Obligor under Clauses 14.3.1 to 14.3.2, notify the Agent.
14.4	Tax Credit

14.4.1	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
14.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Secured Party and the Arrangers against any cost, loss or liability such Secured Party or such Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	Value added tax

14.6.1	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. Subject to Clause 14.6.2 below, if VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance party shall promptly provide an appropriate VAT invoice to such Party).

14.6.2	If VAT is chargeable on any supply made by any Finance Party (Supplier) to any other Finance Party (Recipient) in connection with a Finance Document, and any Party is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier, such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.

14.6.3	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

15	Increased Costs

15.1	Increased costs

15.1.1	Subject to Clause 15.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

15.1.2	In this Agreement Increased Costs: means
(a)	a reduction in the rate of return from the Facilities or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
15.2	Increased cost claims

15.2.1	A Finance Party intending to make a claim pursuant to Clause 15.2 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

15.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

15.3.1	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 14.3 (Tax indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
15.3.2	In this Clause 15 reference to a Tax Deduction has the same meaning given to the term in Clause 14.1 (Definitions).

16	Indemnities

16.1	Currency indemnity

16.1.1	If any sum due from an Obligor under the Finance Documents (Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (First Currency) in which that Sum is payable into another currency (Second Currency) for the purpose of:
(a)	making or filing a claim or proof against that Obligor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

(c)	that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (1) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (2) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
16.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

16.2.1	The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:
(a)	the occurrence or continuance of any Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
16.2.2	The Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition (whether or not completed) or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on Clauses 16.2.1(c) to 16.2.1(d) subject to Clause 1.8 (Third party rights) and the provisions of the Third Parties Act.

16.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
16.4	Indemnity to the Security Agent

16.4.1	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:
(a)	the taking, holding, protection or enforcement of the Transaction Security;

(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; and

(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
16.4.2	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in Clause 16.4.1 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

17	Mitigation By The Lenders

17.1	Mitigation

17.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15.1 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

17.1.2	Clause 17.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

17.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

17.2.2	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18	Costs And Expenses

18.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees and due diligence costs) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, completion, syndication and perfection of:
(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.
18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.12 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Security Agent’s ongoing costs

18.3.1	In the event of (1) a Default; (2) the Security Agent considering it necessary or expedient or (3) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them.

18.3.2	If the Security Agent and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

18.4	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to the Arrangers and each other Secured Party on a full indemnity basis the amount of all costs and expenses (including legal, valuation, accountancy and consulting fees and commission and out of pocket expenses) and any VAT thereon incurred by it in connection with the enforcement of or the preservation of or the release of any rights under any Finance Document or any of the documents referred to in such documents in any jurisdiction and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

19	Representations

19.1	General

19.1.1	Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party in accordance with Clause 19.34 (Times when representations made).

19.1.2	In relation to the representations and warranties made on the date of this Agreement and any other date on or before the Closing Date, it is assumed that Completion has occurred and the Borrower has the full knowledge of the senior management of the Target.

19.2	Status

19.2.1	It and each of its Subsidiaries is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

19.2.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.3	Binding obligations

Subject to the Legal Reservations:
(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

19.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument or would result in any liability on the part of a Finance Party to any third party or require the creation of any security interest over any asset in favour of a third party.
19.5	Power and authority

19.5.1	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

19.5.2	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

19.6	Validity and admissibility in evidence

19.6.1	All Authorisations required:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect except any Authorisation referred to in Clause 19.9 (No filing or stamp taxes), which Authorisations will be promptly obtained or effected as soon as practicable after the date of this Agreement.

19.6.2	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect and are not likely to be revoked or materially adversely amended and no notice of an intention to terminate any such Authorisation has been received by any member of the Group.

19.7	Governing law and enforcement

19.7.1	The law expressed to be the governing law in each Finance Document will be recognised and enforced in the Relevant Jurisdictions of each Obligor executing that Finance Document.

19.7.2	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

19.8	Insolvency

No:
(a)	corporate action, legal proceeding or other procedure or step described in Clause 23.7.1 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 23.8 (Creditors’ process), has been taken or, to the knowledge of the Borrower, threatened in relation to a member of the Group; and none of the circumstances described in Clause 23.6 (Insolvency) applies to any member of the Group.

19.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that any Finance Document be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Transaction Security Documents which are referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.

19.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.11	No default

19.11.1	No Event of Default and, on the date of this Agreement and the First Utilisation Date, no Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

19.11.2	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

19.12	No misleading information

19.12.1	Any factual information contained in the Information Memorandum or the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

19.12.2	The Forecast Cash Flows has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and on the basis of recent historical information, is fair and based on reasonable assumptions and has been approved by the board of directors of the Borrower.

19.12.3	Any financial projection or forecast contained in the Information Memorandum or the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

19.12.4	The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Memorandum or the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

19.12.5	No event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum or the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum or the Information Package being untrue or misleading in any material respect.

19.12.6	All material information provided to a Finance Party by or on behalf of the Investors or the Borrower in connection with the Acquisition and/or the Target Group on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information Package) is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

19.12.7	All other written information provided by any Obligor or any member of the Group (including its advisers) to a Finance Party or the provider of any Report was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

19.12.8	As at the date of this Agreement, there has been no insurance claim since the date of the most recent valuation of insurance liabilities report that would or, if adversely determined, is reasonably likely to, have a Material Adverse Effect.

19.12.9	As at the date of this Agreement, there are no negative marked-to-market outstandings under any existing Treasury Transactions entered into by or on behalf of any member of the Group that would have a Material Adverse Effect.

19.13	Original Financial Statements

19.13.1	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Agent in writing to the contrary.

19.13.2	Subject to the disclosures in the Disclosure Letter, its Original Financial Statements prior to them having been audited fairly represent its financial condition and results of operations (consolidated in the case of Target) for the relevant period unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

19.13.3	Subject to the disclosures in the Disclosure Letter, there has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Borrower) since the date of the Original Financial Statements.

19.13.4	The Original Financial Statements of the Target and the Borrower do not consolidate the results, assets or liabilities of any person or business which does not form part of the Target Group.

19.13.5	Its most recent financial statements delivered pursuant to Clause 20.2 (Financial statements):
(a)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(b)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.
19.13.6	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared.

19.13.7	Since the date of the most recent financial statements delivered pursuant to Clause 20.2 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Group.

19.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect, have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

19.15	No breach of laws

19.15.1	It has not (and none of its Subsidiaries has) has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

19.15.2	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

19.16	Taxation

19.16.1	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of £100,000 (or its equivalent in any other currency) or more.

19.16.2	No claims or investigations are being or are reasonably likely to be made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group of £100,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

19.16.3	It is resident for Tax purposes only in the jurisdiction of its incorporation.

19.17	Security and Financial Indebtedness

19.17.1	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

19.17.2	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

19.18	Ranking

The Transaction Security ranks or will rank prior to all other Security.

19.19	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.20	Legal and beneficial ownership

19.20.1	Subject to Clause 19.20.3 below and except as disclosed in the Disclosure Letter, it and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security to the Security Agent.

19.20.2	Subject to Clause 19.20.3 below, all the Target Shares are legally and beneficially owned by the Borrower free from any claims, third party rights or competing interests.

19.20.3	The Target Shares are beneficially but not legally owned by the Borrower until those shares are registered in the register of shareholders of Target, and the Borrower will procure that registration will be made as soon as possible after the Closing Date and in any event within 7 days of the date of this Agreement.

19.21	Ownership

Each of the Obligors and their Subsidiaries is a direct or indirect wholly-owned subsidiary of Enstar.

19.22	Shares

The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group or member of the Target Group (including any option or right of pre-emption or conversion). There is no Security or other restrictions in existence that may attach to any dividends or other distributions that may be made in respect of any shares of any member of the Group.

19.23	Intellectual Property

It and each of its Subsidiaries:
(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as assumed in the Information Package;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it to the extent that failure to do so has or is reasonably likely to have a Material Adverse Effect.
19.24	Group Structure Chart

19.24.1	The Group Structure Chart is true, complete and accurate in all material respects and shows the following information:
(a)	each member of the Group, including current name and (if applicable) company registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders and indicating whether a company is a Dormant Subsidiary or a company is not a company with limited liability;

(b)	all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person; and

(c)	all intra-Group loans of £1,000 or more.
19.24.2	All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the final Group structure are set out in the Group Structure Chart and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

19.24.3	All necessary steps required to transfer or dispose of Travelers Special Services Limited, UA Combined Investment Company, Jago Dedicated Limited, Jago Capital Limited and MFCM Limited out of the Target Group have been taken in compliance with all relevant laws and regulations and all requirements of relevant authorities have been complied with including, without limitation, all conditions and consents to such transfers or disposals required or imposed by the FSA and Lloyd’s, and no member of the Target Group has retained any liability in respect of any such company.

19.25	Financial Year end

The end of the Financial Year for each member of the Group is 31 December.

19.26	Obligors

Each member of the Group (other than a Dormant Subsidiary or a Restricted Subsidiary) is or will be an Obligor on the First Utilisation Date.

19.27	Acquisition Documents, Disclosures and other Documents

19.27.1	The Acquisition Documents contain all the terms of the Acquisition.

19.27.2	There is no disclosure made in the Disclosure Letter or any other disclosure to the Acquisition Documents which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the Information Package.

19.27.3	To the best of its knowledge no representation or warranty (as qualified by the Disclosure Letter) given by any party to the Acquisition Documents is untrue or misleading in any material respect.

19.27.4	As at the date of delivery, the documents delivered to the Agent under any Finance Document by or on behalf of any Obligor (including pursuant to Clause 4.1 (Initial conditions precedent)) are genuine (or, in the case of copy documents, are true, complete and accurate copies of originals which are genuine), are up-to-date and in full force and effect (or if a copy, the original is up-to-date and in full force and effect) and have not been amended.

19.28	Insurance

There has been no non-disclosure, misrepresentation or breach of any term of any material insurance policy which would entitle any insurer to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of any member of the Group.

19.29	Immunity

19.29.1	The execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute private and commercial acts performed for private and commercial purposes.

19.29.2	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its Relevant Jurisdictions in relation to any Finance Document.

19.30	No adverse consequences

19.30.1	It is not necessary under the laws of its Relevant Jurisdictions:
(a)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(b)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

(c)	that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.
19.30.2	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

19.31	Holding Company

Except as may arise under the Transaction Documents and for Acquisition Costs, before the date of this Agreement the Borrower has not traded or incurred any liabilities or commitments (actual or contingent, present or future).

19.32	Pensions

Each member of the Group is in compliance in all material respects with all applicable laws, regulations and contracts relating to the provision of pension schemes and any pension scheme(s) it operates or participates in. All contributions due to be paid to each such pension scheme have been paid.

19.33	Net Worth

On the date of this Agreement, the Consolidated Tangible Net Worth is not less than US$305,000,000.

19.34	Times when representations made

19.34.1	All the representations and warranties in this Clause 19 are made by each Original Obligor on the date of this Agreement except for the representations and warranties set out in (a) Clause 19.12 (No misleading information) which are deemed to be made by each Obligor (i) with respect to the Information Memorandum on the date the Information Memorandum is approved by the Borrower and (ii) with respect to the Information Package, on the date of this Agreement, on the First Utilisation Date and on any later date on which the Information Package (or part of it) is released to an Arranger for distribution in connection with syndication and (b) Clause 19.21 (Ownership) to the extent that it relates to ownership of any member of the Target Group.

19.34.2	All the representations and warranties in this Clause 19 are deemed to be made by each Obligor on the First Utilisation Date other than Clauses 19.12.8 to 19.12.9 (No misleading information).

19.34.3	The representations and warranties in Clauses 19.12.1 to 19.12.7 (No misleading information) are also deemed to be made by each Obligor on the Syndication Date.

19.34.4	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in Clauses 19.13.1 to 19.13.4 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

19.34.5	All the representations and warranties in this Clause 19 except Clause 19.12 (No misleading information), Clause 19.24 (Group Structure Chart), Clause 19.27 (Acquisition Documents, Disclosures and other Documents) and Clause 19.31 (Holding Company) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

19.34.6	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

20	Information Undertakings

20.1	General

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 20:
(a)	Annual Financial Statements: means the financial statements for a Financial Year delivered pursuant to Clause 20.2 (Financial statements).

(b)	Quarterly Financial Statements: means the financial statements for a Financial Quarter delivered pursuant to Clause 20.2 (Financial statements).
20.2	Financial statements

20.2.1	The Borrower shall deliver to the Agent in sufficient copies for all the Lenders:
(a)	as soon as they are available, but in any event within 120 days after the end of each of its Financial Years:
(i)	its audited consolidated financial statements for that Financial Year;

(ii)	the audited financial statements (consolidated if appropriate) of each Obligor for that Financial Year; and

(iii)	the audited financial statements of any other member of the Group for that Financial Year if requested by the Agent;
(b)	as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years its consolidated financial statements for that Financial Quarter, to include:
(i)	details of all Disposal Proceeds as defined in Clause 8.2 (Disposal, Insurance, Acquisition Proceeds and Target Distributions);

(ii)	details of all surpluses in any fund or funds of each member of the Group which is an insurance company;

(iii)	a summary of cash realisations of each of the Target Group;

(iv)	details of the proceeds of the cash realisations of each of the Target Group;

(v)	a discussion of major incurred claims movements with appropriate narrative;
(c)	as soon as it is available but in any event within 30 days after the start of each of its Financial Years, an updated forecast of cashflows for that Financial Year in the same form as the Forecast Cash Flows for each of the Target Group;

(d)	as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years:
(i)	a written breakdown of all reinsurance and retrocession balances of the Borrower at the end of that Financial Quarter including details of the counterparty from whom such balances are owed, an ageing of such balances, and details of any movements in any receivables and recoveries made during such period; and

(ii)	details of any bad debt or other provisions held by the Borrower at the end of that Financial Quarter including details of changes made in relation to such bad debts or other provisions together with the reasons for such provisions being made.
20.3	Provision and contents of Compliance Certificate

20.3.1	The Borrower shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

20.3.2	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) including confirmation that the Borrower is in compliance with Clause 21.2.1(d) (Requisite Rating).

20.3.3	Each Compliance Certificate shall be signed by two directors one of whom must be the Chief Financial Officer of the Group and, if required to be delivered with the consolidated Annual Financial Statements of the Borrower, shall be reported on by the Borrower’s Auditors in the form agreed by the Borrower and the Majority Lenders.

20.4	Requirements as to financial statements

20.4.1	The Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Borrower shall procure that:
(a)	each set of Annual Financial Statements shall be audited by the Auditors;

(b)	each set of Quarterly Financial Statements includes:
(i)	a cashflow forecast in respect of the Group relating to the twelve month period commencing at the end of the relevant Financial Quarter; and

(ii)	a statement by the directors of the Borrower commenting on the performance of the Group for the quarter to which the financial statements relate and the Financial Year to date and any material developments or material proposals affecting the Group or its business.
20.4.2	Each set of financial statements delivered pursuant to Clause 20.2 (Financial Statements):
(a)	shall be certified by the Chief Financial Officer of the Borrower as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(b)	in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the Chief Financial Officer of the Borrower comparing actual performance for the period to which the financial statements relate to the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(c)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements of the Obligor or other member of the Group concerned, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in the Accounting Principles or the accounting practices and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Agent:
(i)	a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Original Financial Statements of the Obligor or other member of the Group concerned were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements of the Obligor or other member of the Group concerned.

(d)	Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
20.4.3	If the Agent receives a report from the Borrower’s Auditors pursuant to Clause 20.4.2(c) above, the Majority Lenders (in consultation with the Borrower and the Auditors) may require such changes to the covenants set out in Clause 21 (Financial Covenants) as are necessary solely to reflect the changes notified to them.

20.4.4	If the Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Borrower, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, the Borrower must ensure that the Auditors are authorised (at the expense of the Borrower):
(a)	to discuss the financial position of each member of the Group with the Agent on request from the Agent;

(b)	to verify any financial information required by the Finance Documents to be provided to the Agent;

(c)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request; and

(d)	to verify any figures required to calculate the financial covenants in Clause 21 (Financial covenants) or the Margin.
20.5	Presentations

Once in every Financial Year, or more frequently if requested to do so by the Agent if a Lender reasonably suspects a Default is continuing or may have occurred or may occur, at least two directors of the Borrower (one of whom shall be the Chief Financial Officer of the Borrower) must give a presentation to the Finance Parties in London about the on-going business and financial performance of the Group.

20.6	Year-end

20.6.1	The Borrower shall procure that the end of each Financial Year of each member of the Group falls on 31 December.

20.6.2	The Borrower shall procure that each quarterly accounting period and each Financial Quarter of each member of the Group ends on a Quarter Date.

20.7	Information: miscellaneous

20.7.1	The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	within 30 days after submission to the relevant governmental on regulatory authority, all returns required to be prepared by any member of the Group in accordance with any applicable law, rule, regulation or direction of the Bermuda Monetary Authority, the FSA or any other governmental or regulatory authority;

(b)	at the same time as they are dispatched, copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) or dispatched by the Borrower or any Obligors to its creditors generally (or any class of them);

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined would involve a liability, or a potential or alleged liability, exceeding £100,000 (or its equivalent in other currencies);

(d)	promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened or pending against the Vendor or any other person in respect of the Acquisition Documents and details of any disposal or insurance claim which will require a prepayment under Clause 8.2 (Disposal, Insurance, Acquisition Proceeds and Target Distributions);

(e)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(f)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation)) as any Finance Party through the Agent may reasonably request.
20.7.2	The Borrower shall give at least five Business Days’ written notice to the Security Agent of any proposal by the Borrower or the directors of the Borrower to appoint an administrator. The notice shall comply with the requirements of paragraph 26(3) of Schedule B1 of the Insolvency Act 1986.

20.8	Notification of default

20.8.1	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

20.8.2	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.9	“Know your customer” checks

20.9.1	If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

(d)	obliges the Agent or any Lender (or, in the case of Clause 20.9.1(c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall (and the Borrower shall ensure that each Obligor shall) promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 20.9.1(c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 20.9.1(c) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.
20.9.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

20.9.3	The Borrower shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

20.9.4	Following the giving of any notice pursuant to Clause 20.9.3 above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other checks in relation to any relevant person pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21	Financial Covenants

21.1	Financial definitions

In this Clause 21:
(a)	Consolidated Tangible Net Worth: means at any time, the aggregate of the Equity Shareholders Funds of the Target on the last day of the Relevant Period minus (i) the aggregate of the Permitted Financial Indebtedness; (ii) any liabilities incurred by the Borrower in the ordinary course of its business but not paid on the last day of the Relevant Period; and (iii) any assets or monies that may be required to cover the cost of forecast redundancies within the Group.

(b)	Equity Shareholders Funds: means the aggregate amount of paid up or credited as paid up on the issued share capital of a company (including on the share premium account) and of the amounts standing to the credit of revenue reserves of a company.

(c)	Facility Debt: means on the last day of the Relevant Period, the aggregate of the Group’s consolidated Financial Indebtedness in respect of the Facilities.

(d)	Free Net Worth means at any time, the aggregate amount of paid up, or credited as paid up, on the issued share capital of Enstar (including on the share premium account) and of the amounts standing to the credit of revenue reserves of Enstar on the last day of the Relevant Period minus the aggregate of the Financial Indebtedness incurred by Enstar and any of its Subsidiaries on a consolidated basis which is not paid on the last day of the Relevant Period.

(e)	Financial Quarter: means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

(f)	Financial Year: means each period of twelve months ending on 31 December.

(g)	Net Worth Cover: means the ratio of Consolidated Tangible Net Worth to Facility Debt.

(h)	Quarter Date: means each of 31 March, 30 June, 30 September and 31 December.

(i)	Regulatory Cover: means the ratio of the capital resources of the Target as determined in accordance with Section 2.2 of the Integrated Prudential Sourcebook for Insurers as amended from time to time (including as required to meet solvency requirements) to the capital resources requirement of the Target as determined in accordance with Section 2.1 of the Integrated Prudential Sourcebook for Insurers as amended from time to time (including as required to meet solvency requirements).

(j)	Relevant Period: means each period of twelve months (or, if shorter, the period from the date of this Agreement) ending on each Quarter Date.
21.2	Financial condition

21.2.1	The Borrower shall ensure that:
(a)	Regulatory Cover: Regulatory Cover shall not at any time be less than 1.1:1;

(b)	Net Worth Cover: Net Worth Cover shall not at any time be less than 1.65:1;

(c)	Free Net Worth: Free Net Worth shall not at any time be less than US$300,000,000; and

(d)	Requisite Rating:
(i)	the short term rating and/or long term rating of investments as determined by the Rating Agency for:
(A)	at least 87.5% of the total value of the investments held by the Group have a rating of not less than A- or are held in cash and are investments not advised by J.C. Flowers & Co. LLC; and

(B)	at least 62.5% of the total value of the investments held by the Group have a rating of AAA- or are held in cash; and
(ii)	the total commitment of investments in J. C. Flowers & Co. LLC held by the Group shall at no time exceed US $75,727,000.

21.3	Financial testing

21.3.1	The financial covenants set out in Clauses 21.2.1(a) (Regulatory cover) and 21.2.1(b) (Net Worth Cover) shall be calculated in accordance with the Accounting Principles and tested first by reference to the Quarterly Financial Statements and where available, by reference to the Annual Financial Statements (each delivered in accordance with Clause 20.2 (Financial Statements) and each Compliance Certificate delivered pursuant to Clause 20.3 (Provision and contents of Compliance Certificate)).

21.3.2	When calculating the financial covenants in this Clause the effect of all transactions between members of the Group shall be eliminated to the extent not already netted out on consolidation.

21.3.3	No item shall be deducted or credited more than once in any calculation.

21.3.4	Where an amount in any financial statement or Compliance Certificate is not denominated in US Dollars, it shall be converted into US Dollars at the rate specified in the financial statements so long as such rate has been set in accordance with the Accounting Principles.

21.3.5	The financial covenants in Clauses 21.2.1(a) (Regulatory Cover) and 21.2.1(b) (Net Worth Cover) of Clause 21.2 (Financial condition) shall apply on a continuing basis but shall be tested on each Quarter Date commencing with the 31 March 2009 Quarter Date.

21.4	Equity cure- Regulatory Cover

21.4.1	No Event of Default under Clause 23.2 (Financial Covenants and other obligations) in relation to Clauses 21.2.1(a) (Regulatory Cover) will occur if:
(a)	the proceeds of an additional contributed surplus or any Permitted Share Issue permitted by paragraph (b) of the definition of that term (which are designated in writing by the Borrower to the Agent as being provided for the purpose of this Clause 21.4 (Equity cure- Regulatory Cover)) and/or any debt (subordinated on terms approved by the Agent acting reasonably) (in each case the New Regulatory Investment) is invested in the Borrower within 5 Business Days of the date on which the Borrower becomes aware of a breach of Clause 21.2.1(a) (Regulatory Cover).

(b)	promptly following receipt by the Borrower of the proceeds of such New Regulatory Investment (and in any event prior to the expiry of such 5 Business Day period), a certificate signed by the finance director of the Borrower is delivered to the Agent confirming that on recalculating the Regulatory Cover financial covenant set out in Clause 21.2.1(a) (Regulatory Cover) would be complied with and attaching reasonable details of such calculations. For these purposes the amount of the New Regulatory Investment shall be included in calculating the aggregate of the Equity Shareholders Funds of the Restricted Subsidiaries.
21.5	Equity cure- Net Worth Cover

No Event of Default under Clause 23.2 (Financial Covenants and other obligations) in relation to Clauses 21.2.1(b) (Net Worth Cover) will occur if:
(a)	the proceeds of an additional contributed surplus or any Permitted Share Issue permitted by paragraph (b) of the definition of that term (which are designated in writing by the Borrower to the Agent as being provided for the purpose of this Clause 21.5) and/or any debt (subordinated on terms approved by the Agent acting reasonably) (in each case the New Investment) is invested in the Borrower within 5 Business Days of the date on which the Borrower becomes aware of a breach of Clause 21.2.1(b) (Net Worth Cover).

(b)	promptly following receipt by the Borrower of the proceeds of such New Investment (and in any event prior to the expiry of such 5 Business Day period), a certificate signed by the finance director of the Borrower is delivered to the Agent confirming that on recalculating the Net Worth Cover financial covenant set out in Clause 21.2.1(b) (Net Worth Cover) for the period (and for these purposes the amount of the New Investment shall be included in calculating Consolidated Tangible Net Worth) in respect of which the breach arose, and on the basis that the New Investment is deemed to have been made immediately prior to the relevant Quarter Date, such financial covenant would be complied with (and such certificate shall attach reasonable details of such calculations).
No more than two New Investments may be made until the Termination Date and no two New Investments may be made in consecutive Financial Quarters.

22	General Undertakings

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations and compliance with laws

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(c)	enable it to perform its obligations under the Finance Documents and the Acquisition Documents;

(d)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or Acquisition Document; and

(e)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
22.2	Compliance with laws

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

22.3	Taxation

22.3.1	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them have been disclosed in its latest financial statements delivered to the Agent under Clause 20.2.1(a) (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
22.3.2	No member of the Group may change its residence for Tax purposes.

22.4	Merger

Other than in the case of a Permitted Transaction which is referred to in paragraph (a) of the definition of that term, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into (or agree to enter into) any amalgamation, demerger, merger, consolidation or corporate reconstruction other than any solvent liquidation or reorganisation.

22.5	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group taken as a whole from that carried on by the Target Group at the date of this Agreement.

22.6	Acquisitions

Other than in the case of a Permitted Transaction, which is referred to in paragraph (a) or (c) of the definition of that term, or the Acquisition no Obligor shall (and the Borrower shall ensure that no other member of the Group will):
(a)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(b)	incorporate a company.
22.7	Joint ventures

No Obligor shall (and the Borrower shall ensure that no member of the Group will):
(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(b)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).
22.8	Holding Companies

The Borrower shall not trade, carry on any business, own any assets or incur any liabilities except for:
(a)	the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and

Cash Equivalent Investments but only if those shares, credit balances, cash and Cash Equivalent Investments are subject to the Transaction Security; or

(c)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company,

and this Clause shall prevail if but for this Clause a transaction would otherwise be a Permitted Disposal, Permitted Financial Indebtedness, a Permitted Guarantee, a Permitted Loan, Permitted Security or a Permitted Transaction or be permitted by Clause 22.28 (Intra-Group Transactions).

22.9	Dormant Subsidiaries and Restricted Subsidiaries

No Obligor shall (and the Borrower shall ensure no member of the Group will) cause or permit any member of the Group:
(a)	which is a Dormant Subsidiary to (i) commence trading or (ii) cease to satisfy the criteria for a Dormant Subsidiary or (iii) have, or potentially have, latent liabilities in an aggregate amount of US$50,000 or more or its equivalent in other currencies; or

(b)	which is a Restricted Subsidiary to cease to satisfy the criteria for a Restricted Subsidiary, unless such Dormant Subsidiary or Restricted Subsidiary (as the case may be) becomes an Additional Obligor in accordance with Clauses 25.2 (Additional Obligors).

22.10	Preservation of assets

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business if failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.11	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party or Hedge Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.12	Acquisition Documents

22.12.1	The Borrower shall promptly pay all amounts payable to the Vendor under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment).

22.12.2	The Borrower shall (and will procure that each relevant member of the Group will), take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any Acquisition Documents.

22.12.3	No Obligor shall (and the Borrower shall procure that no relevant member of the Group will) amend, vary, novate, supplement, supercede, waive or terminate any term of an Acquisition Document without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed)

22.13	Negative pledge

22.13.1	Except as permitted under Clause 22.13.2 below:
(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) sell, transfer or otherwise dispose of any of its receivables.

(c)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(ii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset. A transaction referred to in this paragraph (c) is termed Quasi-Security.
22.13.2	Clause 22.13.1 above does not apply to any Security or (as the case may be) Quasi-Security, which is:
(i)	Permitted Security; or

(ii)	given under the Finance Documents
22.14	Disposals

22.14.1	Except as permitted under Clause 22.14.2 below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer, licence or otherwise dispose of any asset.

22.14.2	Clause 22.14.1 above does not apply to any sale, lease, transfer or other disposal which is:
(a)	a Permitted Disposal; or

(b)	a Permitted Transaction which is referred to in paragraph (a) of the definition of that term.
22.15	Arm’s length basis

22.15.1	Except as permitted by Clause 22.15.2 below, no Obligor shall (and the Borrower shall ensure no member of the Group will) enter into any transaction with any person except on arm’s length terms and for full market value.

22.15.2	The following transactions shall not be a breach of Clause 22.15.1:
(a)	intra-Group transactions permitted under Clause 22.28 (Intra-Group transactions); and

(b)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent.
22.16	Loans or credit

22.16.1	Except as permitted under Clause 22.16.2 below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

22.16.2	Clause 22.16.1 above does not apply to:
(a)	a Permitted Loan (which is consistent with Clause 22.8 (Holding Companies)); or

(b)	a Permitted Transaction which is referred to in paragraph (a) of the definition of that term; or

(c)	a Permitted Distribution.
22.17	No Guarantees or indemnities

22.17.1	Except as permitted under Clause 22.17.2 below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee, bond or indemnity in respect of any obligation of any person.

22.17.2	Clause 22.17.1 above does not apply to a guarantee which is:
(a)	a Permitted Guarantee (which is consistent with Clause 22.8 (Holding Companies); or

(b)	a Permitted Transaction which is referred to in paragraph (a) of the definition of that term.
22.18	Dividends and share redemption

22.18.1	Except as permitted under 22.18.2 below, the Borrower shall not (and will ensure that no other member of the Group will):
(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any additional paid in capital;

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower; or

(d)	redeem, repurchase, defease, retire, reduce, cancel or repay any of its share capital or resolve to do so.
22.18.2	Clause 22.18.1 above does not apply to:
(a)	a Permitted Distribution;

(b)	a Permitted Payment; or

(c)	a Permitted Transaction which is referred to in paragraph (a) of the definition of that term.
22.19	Financial Indebtedness

22.19.1	Except as permitted under Clause 22.19.2 below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

22.19.2	Clause 22.19.1 above does not apply to Financial Indebtedness which is:
(a)	Permitted Financial Indebtedness; or

(b)	contemplated by paragraph (a) of the definition of Permitted Transaction.
22.20	Share capital

No Obligor shall (and the Borrower shall ensure no member of the Group will) issue any shares except pursuant to a Permitted Share Issue.

22.21	Pensions

22.21.1	The Borrower shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group incorporated in the United Kingdom and/or any of their employees are funded in accordance with the requirements of the Pensions Act 1995 in relation to the minimum funding requirement (where the scheme is subject to the minimum funding requirement under that Act) and in accordance with the requirements of the Pensions Act 2004 in relation to the statutory funding objective (where the scheme is subject to the statutory funding objective under that Act) and that no action or omission is taken by any such member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any such member of such a pension scheme).

22.21.2	Except for the pension schemes (if any) for the time being operated by the Borrower or in which it participates, the Borrower shall ensure that no member of the Group incorporated in the United Kingdom is or has been at any time an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are under in Sections 39 or 43 of the Pensions Act 2004) such an employer.

22.21.3	The Borrower shall deliver to the Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Borrower), actuarial reports in relation to all pension schemes mentioned in Clause 22.21.1 above.

22.21.4	The Borrower shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in Clause 22.21.1 above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

22.22	Access

Each Obligor shall, and the Borrower shall ensure that each member of the Group will (not more than once in every Financial Year unless the Agent reasonably suspects a Default is continuing or may occur), permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with Richard Harris and David Rocke.

22.23	Intellectual Property

22.23.1	Each Obligor shall and the Borrower shall procure that each member of the Group will:
(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for its business;

(b)	use reasonable endeavours (including the institution of legal proceedings) to prevent any infringement in any material respect of the Intellectual Property;

(c)	promptly notify the Agent if it becomes aware of any infringement or challenge to the validity, enforceability or ownership of any Intellectual Property and supply the Security Agent with all information relating to it which is reasonably requested by the Agent;

(d)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(e)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of that Intellectual Property or imperil the right of any member of the Group to use such property; and

(f)	not discontinue the use of the Specified Intellectual Property (as defined in any Transaction Security Document), where failure to do so in the case of Clause 22.23.1(a) and 22.23.1(b) above, or, in the case of Clauses 22.23.1(d) and 22.23.1(e) above, such use, permission to use, omission or discontinuation is reasonably likely to have a Material Adverse Effect — wording to be discussed.

22.23.2	Failure to comply with any part of Clause 22.23.1 above shall not be a breach of Clause 22.23.1 to the extent that any dealing with Intellectual Property which would otherwise be a breach of Clause 22.23.1 is contemplated by paragraph (a) of the definition of Permitted Transaction.

22.24	Amendments

No Obligor shall (and the Borrower shall ensure that no other Obligor or member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) or Clause 25 (Changes to the Obligors) or enter into any agreement with any shareholders of the Borrower except in writing:

(a)	in accordance with the provisions of Clause 35 (Amendments and Waivers), the Subordination Deed or the Enstar Guarantee; or

(b)	prior to the First Utilisation Date, with the prior written consent of the Original Lenders; or

(c)	after the First Utilisation Date, in a way which:
(i)	could not reasonably be expected to materially and adversely affect the interests of the Lenders or the ranking and/or subordination arrangements provided for in the Shareholder’s Undertaking or the Subordination Deed; and

(ii)	would not change the date, amount or method of payment of the dividends on the Borrower’s shares.
The Borrower shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in paragraphs (a) to (c) above.
22.25	Financial assistance

Each Obligor shall (and the Borrower shall procure each member of the Group will) comply in all respects with any legislation governing the granting of financial assistance in its jurisdiction of incorporation including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

22.26	Treasury Transactions

No Obligor shall (and the Borrower shall procure that no members of the Group will) enter into any Treasury Transaction other than the hedging transactions (if any) documented by the Hedging Agreements.

22.27	Further assurance

22.27.1	Each Obligor shall (and the Borrower shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify and in such form as the Security Agent may reasonably require (in favour of the Security Agent or its nominee(s)) in order to:
(a)	perfect or protect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)	confer on the Security Agent or confer on the Finance Parties, Security over any property and assets of that Obligor located in any jurisdiction which is (to the extent permitted by local law) equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(c)	facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

22.27.2	Each Obligor shall (and the Borrower shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

22.28	Intra-Group transactions

22.28.1	Without the consent of the Agent, no member of the Group may enter into any transaction (whether by way of disposal, investment, loan, borrowing, guarantee or otherwise) with, or in respect of the obligations of, any other member of the Group save and except where such transaction is a Permitted Transaction and is not unlawful under any law or regulation in any relevant jurisdiction including under any applicable financial assistance legislation.

22.28.2	Without the consent of the Agent, no member of the Group may enter into any transaction (whether by way of disposal, investment, loan, borrowing, guarantee or otherwise) with, or in respect of the obligations of, Enstar or any of its Subsidiaries (excluding other members of the Group) where the value of such transaction exceeds US$100,000 save and except where such transaction is conducted in the ordinary course of trading on arm’s length terms or is a Permitted Transaction.

22.28.3	If the relevant intra-Group transaction contemplated by Clause 22.28.1 above:
(a)	is a disposal of assets from one Obligor to another and if Transaction Security had been granted by the Obligor disposing of such asset then the asset must be either transferred subject to such Security or the acquiring Obligor must grant equivalent Security over that asset in favour of the Security Agent; or

(b)	results in Financial Indebtedness being owed by an Obligor to another Obligor then the creditor of such Financial Indebtedness shall grant Security over its rights in respect of such Financial Indebtedness in favour of the Lenders on terms acceptable to the Agent (acting on the instructions of the Majority Lenders).
22.29	Cash Management

22.29.1	Subject to Clause 22.29.2 below, no Obligor shall and each Obligor will procure that none of its Subsidiaries will, at any time hold cash or Cash Equivalent Investments greater than required for its projected cashflow requirements (the amount being the Cash Balance) and such Cash Balance shall only be lent by such member of the Group by way of a Permitted Distribution.

22.29.2	No Obligor shall be obliged at any time to procure that a Subsidiary transfer any Cash Balance under Clause 22.29.1 above:
(a)	at a time when to do so would cause the Obligor or the Subsidiary (despite that person using all reasonable effects to avoid the relevant Tax liability) to incur a materially greater Tax liability in respect of the Cash Balance than it would otherwise incur if the transfer were made at a later date;

(b)	if (despite using all reasonable efforts to avoid the breach or the result) to do so would breach any applicable law, FSA requirement or result in personal liability for the Obligor or the Subsidiary or any such person’s directors or management; or

(c)	which would leave an amount which is less than £200,000 in that Subsidiary.
22.30	Obligors

22.30.1	The Borrower shall ensure that at all times after the First Utilisation Date, each member of the Group that is not a Dormant Subsidiary or a Restricted Subsidiary is an Obligor.

22.30.2	The Borrower need only perform its obligations under Clause 22.30.1 above if it is not unlawful for the relevant person to become an Obligor and that person becoming an Obligor would not result in personal liability for that person’s directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

22.31	Syndication

The Borrower shall provide reasonable assistance to the Arrangers in the preparation of the Information Memorandum and the primary syndication of the Facilities (including, without limitation, by making senior management available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

22.32	Regulatory Compliance

The Borrower shall observe and comply with all applicable acts, byelaws and regulations (including, without limitation, under the Financial Services and Markets Act 2000 (and related subordinate legislation) and the FSA Handbook (as amended from time to time) and any conditions or requirements prescribed under any applicable acts, byelaws and regulations), the failure to observe or comply with which would reasonably be expected to have a Material Adverse Effect

22.33	Conditions subsequent

The Borrower shall:
(a)	within 7 days of the date of this Agreement, deliver to the Agent evidence that an additional repayment of principal in an amount of at least AUD36,000,000 (aggregate amount of AUD86,000,000) has been made under the Facilities Agreement dated 27 February 2008 between, inter alia, Cumberland Holdings Limited as borrower, National Australia Bank Limited and HSH Nordbank AG, London branch as Arrangers and Original Lenders, and National Australia Bank Limited as Agent and Security Agreement;

(b)	within 7 days of the date of this Agreement, deliver to the Agent evidence that all amounts outstanding under the Facilities Agreement dated 24 July 2008 between, inter alia, Simcoe Holdings Limited as borrower and National Australia Bank Limited as Arranger, Original Lender, Agent and Security Agreement have been repaid in full;

(c)	within 45 days of the First Utilisation Date, deliver to the Agent, in form and substance satisfactory to it, each document listed in Schedule 2 Part 1C (Conditions Subsequent);

(d)	within 5 days of the First Utilisation Date, deliver to the Agent a copy of the register of members of the Target showing the Borrower as the sole shareholder.
23	Events Of Default

Each of the events or circumstances set out in this Clause 23 is an (Event of Default).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document in the manner in which it is expressed to be payable unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error by a bank in the transmission of funds; or

(ii)	a Disruption Event; and
(b)	payment is made within 5 Business Days of its due date.
23.2	Financial covenants and other obligations

23.2.1	Any requirement of Clause 21 (Financial Covenants) is not satisfied.

23.2.2	An Obligor does not comply with the provisions of Clauses 20 (Information Undertakings), Clause 22.4 (Merger) to 22.8 (Holding Companies) (inclusive), Clauses 22.13 (Negative pledge) to 22.21 (Pensions) (inclusive), Clause 22.24 (Amendments) or Clause 22.33 (Conditions subsequent).

23.2.3	An Obligor does not comply with any provision of any Transaction Security Document.

23.3	Other obligations

23.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants and other obligations)).

23.3.2	No Event of Default under Clause 23.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days after the earlier of the Agent giving notice to the Borrower or relevant Obligor or the Borrower or an Obligor becoming aware of the failure to comply.

23.4	Misrepresentation

23.4.1	Any representation, warranty or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

23.4.2	No Event of Default under Clause 23.4.1 above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days after the earlier of the Agent giving notice to the Obligor’s Agent or relevant Obligor or the Obligor’s Agent or an Obligor becoming aware of the failure to comply.

23.5	Cross default

23.5.1	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

23.5.2	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.3	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

23.5.4	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

23.5.5	No Event of Default will occur under Clauses 23.5.1 to 23.5.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 23.5.1 to 23.5.4 above is less than £250,000 (or its Base Currency Equivalent).

23.6	Insolvency

23.6.1	An Obligor or any member of the Group is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

23.6.2	The value of the assets of any Obligor or any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

23.6.3	A moratorium is declared in respect of any indebtedness of any Obligor or any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

23.7	Insolvency proceedings

23.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any member of the Group;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or any member of the Group;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any Obligor or any member of the Group, or any analogous procedure or step is taken in any jurisdiction.

23.7.2	Clause 23.7.1 above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement, or, if earlier, the date on which it is advertised.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor or a member of the Group having an aggregate value of £500,000 or more and is not discharged within 7 days.

23.9	Unlawfulness and invalidity

23.9.1	It is or becomes unlawful for an Obligor or, any other member of the Group that is party to the Subordination Deed, to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Subordination Deed or the guarantee created under the Enstar Guarantee is or becomes unlawful.

23.9.2	Any obligation or obligations of any Obligor under any Finance Document or any member of the Group under the Subordination Deed are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely effects the interests of the Lenders under the Finance Documents.

23.9.3	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Subordination Deed or the guarantee created under the Enstar Guarantee ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

23.10	Subordination Deed and Enstar Guarantee

23.10.1	Any party to the Subordination Deed and/or the Enstar Guarantee (other, in each case, than a Finance Party) fails to comply with the provisions of, or does not perform its obligations under, the Subordination Deed and/or the Enstar Guarantee or a representation or warranty given by that party in the Subordination Deed and/or the Enstar Guarantee is incorrect in any material respect.

23.10.2	No Event of Default under 23.10.1 above will occur if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, and it is remedied within 10 Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

23.11	Cessation of business

Any Obligor or any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a disposal which is a Permitted Disposal or a Permitted Transaction which is contemplated in paragraph (a) of the definition of that term.

23.12	Change of ownership

After the date of this Agreement, an Obligor (other than the Borrower) ceases to be a wholly-owned Subsidiary of the Borrower except in the case, as a result of a disposal which is a Permitted Disposal.

23.13	Amending articles of association

The Borrower amends, varies, supplements, supersedes, waives or terminates any provision of its Constitutional Documents which could adversely affect the interests of the Finance Parties without the prior written consent of the Majority Lenders.

23.14	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Borrower.

23.15	Expropriation

The authority or ability of any Obligor or any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any member of the Group or any of its assets.

23.16	Repudiation and rescission of agreements

23.16.1	An Obligor (or any other relevant party other than a Finance Party), the Shareholder or any Investor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

23.16.2	Any party to the Acquisition Documents or the Subordination Deed rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

23.17	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Obligor or any member of the Group or its assets and which if successful would be reasonably likely to have a Material Adverse Effect.

23.18	FSMA Sanctions

Any fine, levy or sanctions are imposed upon any member of the Target Group by the FSA or under FSMA which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect

23.19	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

23.20	Acceleration

23.20.1	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
24	Changes To The Lenders

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (Existing Lender) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations, under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (New Lender).
24.2	Conditions of assignment or transfer

24.2.1	An Existing Lender must consult with the Borrower for no more than 5 days before it may make an assignment or transfer in accordance with Clause 24.1 (Assignments and transfers by the Lenders) unless the assignment or transfer is:
(a)	to another Lender or an Affiliate of a Lender;

(b)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(c)	made at a time when an Event of Default is continuing.
24.2.2	An assignment will only be effective on:
(a)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(b)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
24.2.3	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

24.2.4	If:
(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15.1 (Increased costs), then (unless the assignment, transfer or charge has been made in mitigation in accordance with Clause 17 (Mitigation by the Lenders)) the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer:
(a)	to an Affiliate of a Lender;

(b)	to a Related Fund; or

(c)	made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,000.

24.4	Limitation of responsibility of Existing Lenders

24.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.

24.4.2	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
24.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer or reassignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.
24.5	Procedure for transfer

24.5.1	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 24.5.3 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

24.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

24.5.3	On the Transfer Date:
(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the Discharged Rights and Obligations);

(b)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights and benefits against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)	the Agent, the Arrangers, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a Lender.
24.6	Procedure for assignment

24.6.1	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 24.6.3 below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 24.6.2 below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

24.6.2	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender.

24.6.3	On the Transfer Date:
(a)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(b)	the Existing Lender will be released from the obligations (Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(c)	the New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.
24.6.4	Lenders may utilise procedures other than those set out in this Clause 24 to assign their rights under the Finance Documents provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

24.8	Disclosure of information
(a)	Any Lender may disclose to any of its Affiliates and any other person:
(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(iii)	for whose benefit that Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.9 (Security interests over Lenders’ rights); or

(iv)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and
(b)	any Finance Party may disclose to a rating agency or its professional advisers, or (with the consent of the Borrower) any other person, any information about any Obligor, the Group and the Finance Documents as that Lender or other Finance Party shall consider appropriate if in relation to paragraphs (a)(i) and (ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking (unless such information was publicly available at the time disclosed).
Any Confidentiality Undertaking signed by a Finance Party pursuant to this Clause 24.8 shall supersede any prior confidentiality undertaking signed by such Finance Party for the benefit of any member of the Group.

24.9	Security Interests over Lenders’ rights

24.9.1	In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities,
24.9.2	except that no such charge, assignment or Security shall:
(a)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
25	Changes to the Obligors

25.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Obligors

25.2.1	Subject to compliance with the provisions of Clause 20.9 (“Know your customer” checks), the Borrower may request that any of its wholly owned Subsidiaries become an Obligor.

25.2.2	The Borrower shall procure that any entity that becomes a member of the Group (and is not a Dormant Subsidiary or a Restricted Subsidiary) shall, as soon as possible after becoming a member of the Group, become an Additional Obligor and grant Security as the Agent may require and shall accede to the Subordination Deed.

25.2.3	A member of the Group shall become an Additional Obligor if:
(a)	the Borrower and the proposed Obligor deliver to the Agent a duly completed and executed Accession Letter; and

(b)	the Agent has received all of the documents and other evidence listed in Part 2 (Conditions precedent) in relation to that Additional Obligor, each in form and substance satisfactory to the Agent.
25.2.4	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 (Conditions precedent).

25.2.5	If any legal prohibition would prevent or limit a Subsidiary’s ability to become an Additional Obligor and/or to enter into Transaction Security, the Obligors shall use their reasonable endeavours lawfully to overcome the prohibition.

25.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in Clause 19.34 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.4	Resignation and release of security on disposal

25.4.1	In this clause, Third Party Disposal means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 22.14 (Disposals) or made with the approval of the Majority Lenders (and the Borrower has confirmed this is the case).

25.4.2	If the Borrower or an Obligor is or is proposed to be the subject of a Third Party Disposal then:
(a)	where the Borrower or that Obligor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of the Borrower or that Obligor, the Security Agent may, at the cost and request of the Borrower, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation;

(b)	the resignation of the Borrower or that Obligor and related release of Transaction Security referred to in Clause 25.4 above shall not become effective until all Disposal Proceeds resulting from that Third Party Disposal have been irrevocably paid to the Agent in accordance with Clause 8 (Mandatory Prepayment); and

(c)	if the disposal of the Borrower or that Obligor is not made, the release of Transaction Security referred to in Clause 25.4 above shall have no effect and the obligations of the Borrower or Obligor and the Transaction Security created or intended to be created by or over the Borrower or that Obligor shall continue in full force and effect.
26	Role Of The Agent, The Arrangers, The Security Agent And Others

26.1	Appointment of the Agent

26.1.1	The Arrangers and each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

26.1.2	The Arrangers and each of the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

26.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party excluding, for the avoidance of doubt, any Fee Letter.

26.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties. The Agent is not obliged to monitor or enquire whether a Default has occurred.

26.2.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

26.2.5	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

26.4.1	Nothing in this Agreement constitutes the Agent and/or the Arrangers as a trustee or fiduciary of any other person.

26.4.2	None of the Agent, the Security Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent, the Security Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any member of the Group.

26.6	Rights and discretions

26.6.1	The Agent may rely on:
(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
26.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
26.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, actuaries or other experts.

26.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

26.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.

26.6.6	The Agent may execute on behalf of the Finance Parties any document expressed by any Finance Document to be executed by the Agent on their behalf.

26.6.7	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders’ instructions

26.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if in relation to any Hedging Agreement, the Majority Creditors) (or, if so instructed by the Majority Lenders (or Majority Creditors, as the case may be), refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders (or Majority Creditors, as the case may be).

26.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders or Majority Creditors as the case may be will be binding on all the Finance Parties other than the Security Agent.

26.7.3	Any Lender may by notice to the Agent divide its Loans or Commitments into separate amounts to reflect sub-participation or similar transactions and may require the Agent to count such separate amounts individually in calculating the composition of the Majority Lenders.

26.7.4	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders or Majority Creditors) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

26.7.5	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders or Majority Creditors), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

26.7.6	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 26.7 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction

Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

26.8	Responsibility for documentation

Neither the Agent nor the Arrangers:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, an Obligor or any other person given in or in connection with any Finance Document, the Information Memorandum or the Report or the transactions contemplated in the Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.
26.9	Exclusion of liability

26.9.1	Without limiting Clause 26.9.2 below and without prejudice to the provisions of Clause 29.13 (Disruption to the Payment Systems etc.), the Agent will not be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

26.9.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent, or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, may rely on this Clause subject to Clause 1.8 (Third party rights) and the provisions of the Third Parties Act.

26.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

26.9.4	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

26.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or in the case of any costs, loss or liability pursuant to Clause 29.13 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
26.11	Resignation of the Agent

26.11.1	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Borrower.

26.11.2	Alternatively the Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

26.11.3	If the Majority Lenders have not appointed a successor Agent in accordance with Clause 26.11.2 above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).

26.11.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

26.11.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

26.11.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.11.7	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with Clause 26.11.2 above. In this event, the Agent shall resign in accordance with Clause 26.11.2 above.

26.12	Confidentiality

26.12.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

26.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.12.3	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to disclose to any other person (i) any confidential information, or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

26.13	Relationship with the Lenders

26.13.1	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.13.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

26.13.3	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each Obligor and each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum, the Report or any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.
26.15	Reference Banks

26.15.1	If a Lender is a Reference Bank (or an Affiliate of a Reference Bank) but later ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or another Affiliate of a Lender to replace that Reference Bank.

26.15.2	If a Reference Bank which was not a Lender subsequently becomes a Lender, the Agent may (in consultation with the Borrower) appoint that Lender to replace any Reference Bank which is not then either a Lender or an Affiliate of a Lender.

26.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.17	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by an Arranger or Agent) the terms of any reliance letter or engagement letters relating to the Report or letters provided by accountants or actuaries in connection with the Finance Documents or the transactions contemplated in the Finance Documents (including any net asset letter in connection with the financial assistance procedures) and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

26.18	Appointment of Security Agent

26.18.1	Each other Finance Party irrevocably appoints the Security Agent as its agent and trustee on the terms set out in Schedule 12 (Security Agent).

26.18.2	Each Obligor and each other Finance Party agrees to the terms set out in Schedule 12 (Security Agent). In the event of any conflict between the terms of Schedule 12 (Security Agent) and any other Finance Document, the terms of Schedule 12 (Security Agent) shall prevail.

26.19	Release of Security

26.19.1	The Security Agent may at its sole discretion and without reference to any other Finance Party take such action as it deems necessary or advisable to release any assets from the Security constituted by the Transaction Security Documents to the extent that their disposal or release is:
(a)	permitted or required by the terms of this Agreement including pursuant to any instructions given to it in accordance with Clause 26.20 (Instructions); or

(b)	permitted or required by the original form of any other Finance Document and will not result or could not reasonably be expected to result in any breach of the terms of this Agreement.
26.19.2	If:
(a)	all of the shares in the capital of any member of the Group are to be disposed of, which would result in any Obligor ceasing to be a member of the Group; or

(b)	any asset which is the subject of a Transaction Security Document is to be disposed of to a person outside (and which will remain outside) the Group, and in any such case:
(i)	the Majority Lenders agree to such disposal; or

(ii)	the Security Agent has received instructions from the relevant Finance Parties that comply with Clause 26.20 (Instructions) instructing it to release the relevant Security and/or Guarantees over such asset; or

(iii)	the disposal is permitted by the terms of the relevant Finance Document and will not result or could not reasonably be expected to result in any breach of any of the terms of this Agreement; or

(iv)	the disposal is being made at the request of the Security Agent in circumstances where any Security created by the Transaction Security Documents has become enforceable; or

(v)	the disposal is being effected by enforcement of a Transaction Security Document, then, in the case of a disposal contemplated by paragraph (a) above, the Security provided by that Obligor over its assets under the Transaction Security Documents and any related guarantees given by, or in respect of, such Obligor will be released and in the case of a disposal contemplated by paragraph (b) above those assets will be released from such Security, in each case at the expense of the relevant Obligor.

26.19.3	The Security Agent is authorised by each other Finance Party to execute (on behalf of itself and each such Finance Party) all releases of any Security or any guarantee resulting from any disposal contemplated in Clauses 26.19.1 and 26.19.2 above, without the need for any further referral to, or authority from, any other Party, including any formal release of any asset which the Security Agent in its absolute discretion considers necessary or desirable in connection with that disposal.

26.20	Instructions:

26.20.1	The Security Agent shall act in accordance with:
(a)	the terms of this Agreement; or

(b)	joint instructions received from, or on behalf of, the Majority Lenders.
26.20.2	Any release of any Security constituted by the Transaction Security Documents or any release of any claim arising by virtue of any guarantee given under the Finance Documents, shall (other than as provided in Clause 26.19 (Release of Security)) require the prior written consent of, or on behalf of, the Majority Lenders).

26.20.3	The Security Agent will not be liable to any other Finance Party for any act (or omission) if it acts (or refrains from taking any action) in accordance with the terms of this Agreement even if such action would otherwise cause a breach of any Finance Document. If there is any conflict between the provisions of this Agreement and any other Finance Document with regard to instructions or other matters affecting the Security Agent, this Agreement will prevail.

26.20.4	Any instructions given to the Security Agent in accordance with the terms of this Agreement will be binding on all other Finance Parties who shall not be entitled to object to anything done or omitted to be done as a result of such instructions.

26.20.5	In the absence of instructions, the Security Agent may act (or refrain from taking action) in such manner as it considers to be in the best interests of the Finance Parties but is not authorised to act on behalf of another Finance Party (without first obtaining their consent) in any legal or arbitration proceedings relating to any Finance Document.

26.20.6	The Security Agent may refrain from acting in accordance with any instructions until it has received such Security as it may require for any cost, loss or liability (together with any associated Tax) which it may incur in complying with the instructions.

27	Conduct Of Business By The Finance Parties

No provision of any Finance Document will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
28	Sharing Among The Finance Parties

28.1	Payments to Finance Parties

If a Finance Party (Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.8 (Partial payments).
28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.8 (Partial payments).

28.3	Recovering Finance Party’s rights

28.3.1	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

28.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 28.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
28.5	Exceptions

28.5.1	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor except where that would be inconsistent with the terms of the Subordination Deed.

28.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(a)	it notified the other Finance Party of the legal or arbitration proceedings; and

(b)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
28.5.3	A Hedge Counterparty which is a Recovering Finance Party is not obliged to share with any other Finance Party any amount which it has received or recovered pursuant to terminating or closing out a Hedging Arrangement under Clauses 27 (Conduct of Business By The Finance Parties) and/or 28 (Sharing Among The Finance Parties), where such termination or close out is permitted under the terms of this Agreement.

29	Payment Mechanics

29.1	Payments to the Agent

29.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of a Hedging Agreement, that Obligor or Lender shall (and the Borrower shall ensure that such Obligor will) make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

29.1.2	Payment shall be made to such account with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice.

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

29.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

29.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Proceeds of enforcement

Subject to the payment of any claim ranking in priority as a matter of law, the proceeds of enforcement of the Security constituted by the Transaction Security Documents shall be paid to the Security Agent and those proceeds (together with all other amounts paid to the Security Agent in accordance with the terms of this Agreement or any other Finance Document) shall be applied in the following order:
(a)	First, in satisfaction of all costs, charges, expenses (including legal expenses) and liabilities properly incurred by the Security Agent or any Insolvency Representative appointed under the Transaction Security Documents or their attorneys or agents and of the remuneration of such Insolvency Representative (and all interest on such sums as provided in the Finance Documents);

(b)	Second, in payment of all reasonable costs and expenses (including legal expenses) properly incurred by or on behalf of any other Finance Party in connection with such enforcement;

(c)	Third, in payment to the Agent for application in or towards the discharge of the Loans on a pro rata basis; and

(d)	Fourth, any surplus to such persons who may be entitled to them.

29.6	Waterfall

No such proceeds or amounts shall be applied in payment of any amounts specified in any of the paragraphs in Clause 29.5 (Proceeds of Enforcement) until all amounts specified in any earlier paragraph have been paid in full.

29.7	Good discharge

An acknowledgement of receipt signed by the relevant person to whom payments are to be made under 29.5 (Proceeds of Enforcement) shall be a good discharge of the Security Agent.

29.8	Partial payments

29.8.1	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:
(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of:
(i)	any periodical payments (not being payments as a result of termination of closing out) due but unpaid to the Hedge Counterparties under the Hedging Agreements (if any); and

(ii)	any accrued interest, fee or commission due but unpaid under this Agreement;
(c)	thirdly, in or towards payment pro rata of:
(i)	any payments as a result of termination or closing out due but unpaid to the Hedge Counterparties under the Hedging Agreements (if any); and

(ii)	any principal amount due but unpaid under this Agreement; and
(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
29.8.2	The Agent shall, if so directed by the Majority Creditors, vary the order set out in paragraphs (a) to (d) above.

29.8.3	Clauses 29.8.1 and 29.8.2 above will override any appropriation made by an Obligor.

29.9	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.10	Business Days

29.10.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

29.10.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.11	Currency of account

29.11.1	Subject to Clauses 29.11.2 to 29.11.5 below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

29.11.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

29.11.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

29.11.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

29.11.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.12	Change of currency

29.12.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
29.12.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

29.13	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.13; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
30	Set-Off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. No security interest is created by this Clause 30.

31	Notices

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

31.2.1	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

31.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

31.3.2	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

31.3.3	All notices from or to an Obligor shall be sent through the Agent.

31.3.4	Any communication or document made or delivered to the Borrower in accordance with this Clause 31 will be deemed to have been made or delivered to each of the Obligors or any other member of the Group party to a Finance Document.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Electronic communication

31.5.1	Any communication to be made between the Agent or the Security Agent and another Finance Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Finance Party:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.
31.5.2	Any electronic communication made between the Agent or the Security Agent and a Finance Party will be effective only when actually received in readable form and in the case of any electronic communication made by a Finance Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

31.6	Use of websites

31.6.1	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (Designated Website) if:
(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a printable format or otherwise capable of being downloaded by the relevant Website Lender and is in a format previously agreed between the Borrower and the Agent.
If any Lender (Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

31.6.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

31.6.3	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:
(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Agent under paragraphs (a) to (e) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

31.6.4	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall at its own cost comply with any such request within ten Business Days.

31.7	English language

31.7.1	Any notice given under or in connection with any Finance Document must be in English.

31.7.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
32	Calculations And Certificates

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

33	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34	Remedies And Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35	Amendments And Waivers

35.1	Required consents

35.1.1	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

35.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

35.1.3	Each Obligor agrees to any such amendment or waiver permitted by this Clause 35 which is agreed to by the Obligors’ Agent.

35.2	Exceptions

35.2.1	An amendment or waiver that has the effect of changing or which relates to:
(a)	the definition of Majority Lenders in Clause 1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in or an extension of any Commitment or the Total Commitments;

(f)	a change to the Borrower or Obligors other than in accordance with Clause 25 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 8 (Mandatory prepayment), Clause 24 (Changes to the Lenders) or this Clause 35;

(i)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed (except to the extent that it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(j)	the release of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(k)	any amendment to Clause 29.5 (Proceeds of Enforcement) or to the order of priority or subordination under the Subordination Deed; or

(l)	any extension of an Availability Period,
shall not be made without the prior consent of all the Lenders,

35.2.2	An amendment or waiver which relates to the rights or obligations of the Agent, the Arrangers, a Hedge Counterparty or the Security Agent may not be effected without the consent of the Agent, the Arrangers, Hedge Counterparty or the Security Agent.

36	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37	Governing Law

This Agreement is governed by English law.

38	Enforcement

38.1	Jurisdiction of English courts

38.1.1	The courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with the Finance Documents expressed to be governed by English law (including a dispute regarding the existence, validity or termination of any Finance Document) (Dispute), only where such Dispute is the subject of proceedings commenced by the Obligor.

38.1.2	Where a Dispute is the subject of proceedings commenced by one or more Finance Parties, the Finance Parties are entitled to bring such proceedings in any court or courts of competent jurisdiction (including but not limited to the courts of England). If any Obligor raises a counter-claim in the context of proceedings commenced by one or more Finance Parties, that Obligor shall bring such counter-claim before the court seized of the Finance Party’s claim and no other court.

38.1.3	The commencement of legal proceedings in one or more jurisdictions shall not, to the extent allowed by law, preclude the Finance Parties from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not.

38.1.4	To the extent allowed by law, each Obligor irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal proceeding, and any claim it may now or hereafter have that any such legal proceeding has been brought in an inappropriate or inconvenient forum.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(a)	irrevocably appoints Enstar (EU) Limited. (Attention: Derek Reid, Avaya House, 2 Cathedral Hill, Guildford, Surrey GU2 7YL) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)	if any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(d)	The Borrower confirms that Enstar (EU) Limited has expressly agreed and consented to the provisions of Clause 37 (Governing law) and of Clause 38 (Enforcement).
38.3	Waiver of Immunity

Each Obligor (to the fullest extent permitted by law) irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought against it by any Finance Party in relation to any Finance Document, and to ensure that no such claim is made on its behalf;

(b)	waives all rights of immunity in respect of it or its assets; and

(c)	consents generally in respect of such proceedings to the giving of relief or the issue of any process in connection with such proceedings.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1 The Original Parties
Part 1
The Original Obligors

Name of Original Borrower	Jurisdiction of Incorporation, Registration Number
Royston Run-off Limited	England and Wales, 06708757

Name of Original Obligor	Jurisdiction of Incorporation, Registration Number
Royston Run-off Limited	England and Wales, 06708757

Unionamerica Holdings Limited	England and Wales, 02822469

Unionamerica Acquisition Company Limited	England and Wales, 02820274
Part 2
The Original Lenders — other than UK non-bank Lenders

	Facility A Commitment	Facility B Commitment
Name of Original Lender	US$	US$
National Australia Bank Limited	76,308,000	16,000,000

Barclays Bank PLC	76,308,000	16,000,000
Part 3
The Original Lenders — UK non-bank Lenders

	Facility A Commitment	Facility B Commitment
Name of Original Lender	US$	US$
None

Schedule 2 Conditions Precedent
Part 1A
Conditions precedent to signing of the Agreement
1	Obligors
1.1	A copy of the Constitutional Documents of each Original Obligor, with such amendments as the Security Agent may reasonably request.
1.2	A copy of a resolution of the board of directors of each Original Obligor:
(a)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above in relation to the Finance Documents and related documents.

1.4	A copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which each Original Obligor is a party.

1.5	A copy of the register of members of the Borrower.

1.6	A certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

1.7	A certificate of an authorised signatory of each Original Obligor certifying that each copy document relating to it specified in this Part 1A of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement or, to the extent such document has previously been delivered to the Agent that such document has not been amended or superseded since the date of such delivery.
2	Finance Documents
2.1	The Shareholder’s Undertaking in agreed form.

2.2	The Enstar Guarantee in agreed form.

2.3	The Fee Letters executed by the Borrower.

2.4	The following Transaction Security Document to be in agreed form:

Name of Original		Governing law of
Obligor	Transaction Security Document	document
Royston Run-off Limited	Debenture over all the assets of its assets present and future	English
2.5	Any document or information required to be delivered to the Agent or the Security Agent on or prior to the date of this Agreement pursuant to the terms of any Transaction Security Document and not otherwise specifically referred to in this Schedule.
3	Legal Opinion

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons to become Lenders pursuant to the primary syndication of the Facilities, to be in agreed form:
(a)	A legal opinion of Clyde & Co LLP, legal advisers to the Agent and the Arrangers as to English law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Wakefield Quin as to Bermudian law substantially in the form distributed to the Original Lenders prior to signing this Agreement.
4	Other Documents And Evidence
4.1	If any Original Obligor is incorporated in a jurisdiction other than England and Wales, evidence that Enstar (EU) Limited has accepted its appointment as process agent referred to in Clause 38.2 (Service of process) and confirmed it agrees and consents to the provisions of Clause 37 (Governing law) and of Clause 38 (Enforcement).

4.2	The Group Structure Chart which shows the Group.

4.3	A copy, certified by an authorised signatory of the Borrower to be a true copy, of the Original Financial Statements of each member of the Group.

4.4	A copy of any other Authorisation or other document, opinion or assurance which the Agent notifies the Borrower is necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

4.5	Any information and evidence in respect of any Obligor, the Shareholder or any Investor required by any Finance Party to enable it to be satisfied with the results of all “know your customer” or other checks which it is required to carry out in relation to such person.

4.6	A copy of the Forecast Cash Flows.

4.7	A copy of the Report.

4.8	Evidence that a repayment of principal in an amount of at least AUD50,000,000 has been made under the Facilities Agreement dated 27 February 2008 between, inter alia, Cumberland Holdings Limited as borrower, National Australia Bank Limited and HSH Nordbank AG, London branch as Arrangers and Original Lenders, and National Australia Bank Limited as Agent and Security Agreement.

Part 1B
Conditions Precedent to initial Loan
1	A Certificate of the Borrower (signed by a director) certifying that:
(a)	each of the matters specified in clause 3 (or the appropriate provision setting out conditions) of the Acquisition Agreement has been satisfied or, with the consent of the Agent, waived and the Acquisition Agreement has become wholly unconditional in all respects;

(b)	no Acquisition Document has been amended, varied, novated, supplemented, superseded, waived or terminated except with the consent of the Agent;

(c)	the Borrower is not aware of any breach of any warranty or any claim under the Acquisition Agreement save to the extent disclosed against in the Disclosure Letter; and

(d)	all necessary or desirable Authorisations from any governmental authority or other regulatory body in relation to the Acquisition and in connection with the entry into and performance of the transactions contemplated by any Transaction Document (or for the validity or enforceability of any of those documents) have been obtained and are in full force and effect together with certified copies of those obtained; and

(e)	the total amount of Loans equates to an amount equal to not more than 60% of the Base Currency Equivalent of the purchase price of the Target Shares (excluding fees and other expenses).
2	A copy of each of the Acquisition Documents and the other Transaction Documents (other than the Finance Documents) executed and delivered by the parties to those documents.

3	Evidence that the Extraordinary Transactions and the settlement of all Intra-Group Payables and Intra-Group Receivables (in each case as such term is defined in the Acquisition Agreement) as anticipated in the Acquisition Agreement have been completed.

4	Evidence that the commitment fees, arrangement and participation fees and agency fees have or will on the First Utilisation Date be paid in full.

5	A copy of all notices required to be sent under the Transaction Security Documents duly acknowledged by the addressees.

6	Originals of all share certificates transfers and stock transfer forms (all stock transfer forms to be executed by two directors or a director and the secretary of the company that owns the relevant shares but with the sections relating to the consideration and the transferee left blank) or equivalent, duly executed by the relevant Obligor in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents. The original share certificates relating to the Target Shares to be delivered to the Agent as soon as is reasonably practicable once the Borrower has completed the Acquisition.

7	The Shareholder’s Undertaking executed by the Borrower and the Shareholder.

8	The Enstar Guarantee executed by Enstar.

9	The Debenture to be provided by the Borrower executed by the Borrower.

10	A copy of a resolution of the board of directors of the Shareholder:
(a)	approving the terms of, and the transactions contemplated by, the Shareholder’s Undertaking and resolving that it execute, deliver and perform the Shareholder’s Undertaking;

(b)	authorising a specified person or persons to execute the Shareholder’s Undertaking on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Shareholder’s Undertaking.
11	A copy of a resolution of the board of directors of Enstar:
(a)	approving the terms of, and the transactions contemplated by, the Enstar Guarantee and resolving that it execute, deliver and perform the Shareholder’s Undertaking;

(b)	authorising a specified person or persons to execute the Enstar Guarantee on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Enstar Guarantee.
12	A specimen of the signature of each person authorised by the resolution referred to in paragraphs 10 and 11 above in relation to the Enstar Guarantee and Shareholder’s Undertaking and related documents.

13	A certificate signed by an authorised signatory of the Borrower specifying each member of the Group (assuming the Closing Date has occurred) which is a Dormant Subsidiary and/or a Restricted Subsidiary as at the Closing Date together with certified copies (certified by such authorised signatory to be a true copy) of the last audited accounts of each such Dormant Subsidiary and/or Restricted Subsidiary.

14	A certificate of an authorised signatory of the Shareholder and Enstar certifying that each copy document relating to it specified in this Part 1B of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and confirming that the constitutional documents of each previously delivered to the Agent have not been amended or superseded since the date of such delivery.

15	A certificate of an authorised signatory of the Borrower certifying that there no member of the Target Group has any outstanding loans as at the First Drawdown Date.

16	A copy, certified by an authorised signatory of the Borrower to be a true copy, of a written notice from the FSA in accordance with section 184 FSMA in terms satisfactory to the Agent, that it approves or has no objection to the Borrower acquiring control (within the meaning of FSMA) of the Target pursuant to the Acquisition Agreement, or, in the absence of such notice, the period within which the FSA may serve a notice of objection pursuant to section 186 FSMA having elapsed without the FSA having served such notice of objection on the Borrower.

17	Evidence that all amounts outstanding under the Facilities Agreement dated 24 July 2008 between, inter alia, Simcoe Holdings Limited as borrower and National Australia Bank Limited as Arranger, Original Lender, Agent and Security Agreement have been repaid in full.

18	Evidence that an additional repayment of principal in an amount of at least AUD36,000,000 (aggregate amount of AUD86,000,000) has been made under the Facilities Agreement dated 27 February 2008 between, inter alia, Cumberland Holdings Limited as borrower, National Australia Bank Limited and HSH Nordbank AG, London branch as Arrangers and Original Lenders, and National Australia Bank Limited as Agent and Security Agreement.

19	A certificate of the Borrower (signed by a director) confirming that on the First Utilisation Date:
(a)	Regulatory Cover is not less than 1.1:1;

(b)	Net Worth Cover is not less than 1.65:1;

(c)	Free Net Worth is at least US$300,000,000; and

(d)	100% by value of all investments in the investment portfolio of the Group have the Requisite Rating individually or are in investments advised by J.C.Flowers & Co. LLC, provided that no more than 10% of the total portfolio is held in investments advised by J.C.Flowers & Co. LLC, and that none of the above will be breached as a result of the borrowing in full of the Total Commitments.

Part 1C
Conditions subsequent
1	Target
1.1	A copy of the Constitutional Documents of the Target and each other member of the Target Group providing a Debenture, with such amendments as the Security Agent may reasonably request.

1.2	A copy of a resolution of the board of directors of the Target and each other member of the Target Group providing a Debenture:
(a)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
1.3	A specimen of the signature of each person authorised by the resolutions referred to in paragraph 1.2 above in relation to the Finance Documents and related documents.

1.4	A copy of a resolution signed by all the holders of the issued shares in the Target, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Target is a party.

1.5	A copy of the register of members of the Target and each other member of the Target Group providing a Debenture.

1.6	A certificate of the Target and each other member of the Target Group providing a Debenture (signed by a director) confirming that securing the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on the Target or such other member of the Target Group providing a Debenture to be exceeded.

1.7	A certificate of an authorised signatory of the Target and each other member of the Target Group providing a Debenture certifying that each copy document relating to it specified in this Part 1C of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement or, to the extent such document has previously been delivered to the Agent that such document has not been amended or superseded since the date of such delivery.

1.8	A certificate of the Target and each other member of the Target Group providing a Debenture signed by the Chief Financial Officer of such company confirming the solvency of the relevant company.
2	Finance Documents
2.1	At least two originals of each of the following Transaction Security Documents executed by the relevant Obligor:

	Transaction Security	Governing law of
Name of Obligor	Document	document
Unionamerica Holdings Limited	Debenture over all the assets of its assets present and future	English

Unionamerica Acquisition Company Limited	Debenture over all the assets of its assets present and future	English
2.2	A copy of all notices required to be sent under the Transaction Security Documents duly acknowledged by the addressees.

2.3	Originals of all share certificates transfers and stock transfer forms (all stock transfer forms to be executed by two directors or a director and the secretary of the company that owns the relevant shares but with the sections relating to the consideration and the transferee left blank) or equivalent, duly executed by the relevant Obligor in relation to the assets subject to or expressed to be subject to the Transaction Security and other documents of title to be provided under the Transaction Security Documents .

2.4	Any document or information required to be delivered to the Agent or the Security Agent on or prior to the date of this Agreement pursuant to the terms of any Transaction Security Document and not otherwise specifically referred to in this Schedule.
3	Legal Opinions

A legal opinion of Clyde & Co LLP as to English law in a form satisfactory to the Original Lenders addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons to become Lenders pursuant to the primary syndication of the Facility.

Part 2
Conditions precedent required to be delivered by an Additional Obligor
1	An Accession Letter (if relevant) executed by the Additional Obligor and the Borrower.

2	A copy of the constitutional documents of the Additional Obligor, with such amendments as the Agent may reasonably require.

3	A copy of a resolution of the board of directors of the Additional Obligor:
3.1	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute, deliver and perform the Accession Letter and any other Finance Document to which it is party;

3.2	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf;

3.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

3.4	authorising the Borrower to act as its agent in connection with the Finance Documents.
4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5	A copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

6	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

7	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.

8	If available, the latest audited financial statements of the Additional Obligor.

9	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:
9.1	A legal opinion of Clyde & Co LLP as advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Letter.

9.2	If the Additional Obligor is incorporated in or has its centre of main interest or establishment in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, centre of main interest or establishment (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance

Document (Applicable Jurisdiction) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Letter.
10	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that Enstar (EU) Limited as any process agent referred to in Clause 38.2 (Service of process) has accepted its appointment and confirmed it agrees and consents to the provisions of Clause 37 (Governing law) and of Clause 38 (Enforcement).

11	The Transaction Security Documents or other security documents which are required by the Agent to be executed by the proposed Additional Obligor.

12	Any notices or documents (including title deeds) required to be given or executed under the terms of those security documents.

13	Share certificates and stock transfer forms executed in blank (as described in paragraph 3(l) of Part 1 of this Schedule) as required by any security document.

14	Such documentary evidence as legal counsel to the Agent may require that such Additional Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

15	Evidence that all necessary or desirable Authorisations from any government authority or other regulatory body in connection with the entry into and performance of the transactions contemplated by the Accession Letter, any Finance Document or Transaction Document to which the Additional Obligor is party or for the validity or enforceability of any of those documents have been obtained and are in full force and effect, together with certified copies of those obtained.

16	A certificate of the Borrower confirming that no Default is continuing or would occur as a result of the Additional Obligor executing the Accession Letter or the Finance Documents or the Transaction Documents to which it is party.

17	Any security documents that are required by the Agent to be executed by the proposed Additional Obligor subject to Clause 22.27 (Further Assurance) and Clause 22.30 (Obligors).

Schedule 3 Requests
Part 1 Utilisation Request
Loans

From:	Royston Run-off Limited

To:	National Australia Bank Limited (as Agent)
Dated:
Dear Sirs
Royston Run-off Limited – Facilities Agreement dated [                      ] (Facilities Agreement)
1	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

2.1	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

2.2	Amount:	[ ] or, if less, the Available Facility

2.3	Interest Period:	[ ]

3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	Please arrange for the Arranger’s arrangement, participation fee, the Lenders’ commitment fees, the Agent’s agency fee and lawyer’s fees totalling US$[ ] to be deducted from the net proceeds and the balance, being:

US$[ ], to be credited to: [account]

5	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
Royston Run-off Limited

Part 2 Selection Notice

From:	Royston Run-off Limited

To:	National Australia Bank Limited (as Agent)
Dated:
Dear Sirs
Royston Run-off Limited — Facilities Agreement dated [                                  ] (Facilities Agreement)
1	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We refer to the Loan with an Interest Period ending on [ ].

3	We request that the next Interest Period for the above Loan[s] is [ ]].

4	This Selection Notice is irrevocable.
Yours faithfully,

authorised signatory for
Royston Run-off Limited

Schedule 4 Mandatory Cost Formula
1	The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with:
1.1	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

1.2	the requirements of the European Central Bank.
2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (Additional Cost Rate) for each Lender in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loans) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

4.1	in relation to a US Dollar Loan:

AB+C(B-D)+Ex0.01
100-(A+C)
per cent per annum

4.2	in relation to a Loan in any currency other than sterling:

Ex0.01 300 per cent per annum
where:
(A)	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

(B)	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 10.3 (Default interest)) payable for the relevant Interest Period on the Loan.

(C)	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

(D)	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

(E)	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5	For the purposes of this Schedule:

5.1	Eligible Liabilities: and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2	Fees Rules: means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3	Fee Tariffs: means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.4	Tariff Base: has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

8.1	the jurisdiction of its Facility Office; and

8.2	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5 Form of Transfer Certificate

To:	National Australia Bank Limited as Agent

From:	[The Existing Lender] (Existing Lender) and [The New Lender] (New Lender)
Dated:
Royston Run-off Limited – Facilities Agreement dated [                                    ] (Facilities Agreement)
1	We refer to the Facilities Agreement. This is a Transfer Certificate. Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 24.5 (Procedure for transfer):

2.1	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer) [OR] [ *** Each Existing Lender listed in Part 1 of the Schedule transfers by novation to each New Lender listed in Part 2 of the Schedule that portion of the outstanding Loans and Commitments in accordance with Clause 24.5 (Procedure for transfer), such that:
(a)	each New Lender will become a Lender under the Agreement with the respective Commitment and portion of outstanding Loans set out opposite its name in Part 3 of the Schedule; and

(b)	each Existing Lender’s Commitment and portion of outstanding Loans will be reduced to the amounts set out opposite its name in Part 3 of the Schedule. *** ]
2.2	The proposed Transfer Date is [ *** ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3	[ *** The/Each *** ] New Lender expressly acknowledges the limitations on the Existing Lender[’s][s’] obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4	[ *** The/Each New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

4.1	a company resident in the United Kingdom for United Kingdom tax purposes; or

4.2	a partnership each member of which is:
(a)	a company so resident in the United Kingdom; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

4.3	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of an advance under a Finance Document in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or *** ]

4.4	[ *** a Treaty Lender *** ].

5	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6	For the purpose of Clause 31.6 (Use of websites) the New Lender is a [ *** Website Lender *** ] [ *** Paper Form Lender *** ]. *** ] OR [ *** each New Lender specifies in Part 4 of the Schedule opposite its name whether it is a Website Lender or a Paper Form Lender. *** ]

7	This Transfer Certificate is governed by English law.

8	The parties to this Transfer Certificate intend it to take effect as a deed and this Transfer Certificate shall be treated as having been duly executed and delivered as a deed only upon being dated.
IN WITNESS WHEREOF the authorised signatories of the parties have executed this deed on the day and year first above written.

The Schedule
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].
[Agent]
By:
[ *** OR FOR GLOBAL TRANSFER CERTIFICATES *** ]
Part 1
The Existing Lenders
[ *** ]
[ *** ]
[ *** ]
Part 2
The New Lenders
[ *** ]
[ *** ]
[ *** ]
Part 3
Details of portion of outstanding Loans and Commitment

Lender	Commitment	Loans
[*list here existing and new lenders*] [ *** ] [ *** ] [ *** ] [ *** ]	[**]	[**]

Part 4
New Lenders’ Administrative Details

Address for
	Facility office	service of		Website or
	Address/Fax	notices (if	Account for	Paper
New Lender	no.Attention of	different)	Payment	Form Lender
[ *** ]	[ *** ]	[ *** ]	[ *** ]	[ *** ]
EXECUTED as a Deed by                      )
[ *** Each Existing Lender *** ]                     )                                         Authorised Signatory
Dated:
Executed as a Deed by                      )
[ *** Each New Lender *** ]           )                         Authorised Signatory Dated:

The Transfer Certificate is	)
accepted by the Agent and the	)
Transfer Date is confirmed by the	)
Agent as [ *** ]	)
Signed by [National Australia Bank Limited (ABN 12004044937) (as Agent)]                              )
Dated:
Signed by [National Australia Bank Limited (ABN 12004044937) (as Security Agent)]
Dated:

Schedule 6 Form of Assignment Agreement

To:	National Australia Bank Limited as Agent

From:	[the Existing Lender] (Existing Lender) and [the New Lender] (New Lender)

Dated:	[***]
Royston Run-off Limited — Facilities Agreement dated [                               ] (Facilities Agreement)
1	We refer to the Facilities Agreement. This is an Assignment Agreement.

2	(a) We refer to Clause 24.6 (Procedure for assignment).
(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Facilities Agreement as specified in the Schedule;

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (c) above.
3	The proposed Transfer Date is [***].

4	On the Transfer Date the New Lender becomes:
(a)	Party to the Finance Documents as a Lender; and

(b)	Party to [*** other relevant agreements in other relevant capacity such as Subordination Deed ***].
5	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

6	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule to this Assignment Agreement.

7	[*** The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and

'

which is required to bring into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of an advance under a Finance Document in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or ***]

(d)	[*** a Treaty Lender ***].
8	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[*** Consider including checklist of steps necessary for the New Lender to obtain the benefit of the Transaction Security ***].

9	For the purpose of Clause 31.6 (Use of Websites) the New Lender is a [*** Website Lender ***] [*** Paper Form Lender ***]

10	This Assignment Agreement is governed by English law.

11	This Assignment Agreement has been [*** executed and delivered as a deed ***] [*** entered into ***] on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE
Commitment/rights and obligations to be transferred by
assignment, release and accession
[*** insert relevant details ***]
[*** Facility office address, fax number and attention details for notices and account details for payments ***]

[*** Existing Lender ***]	[*** New Lender ***]

By:	By:
This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [***].
[*** Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party. ***]
[*** Agent ***]
By:

Schedule 7 Form of Accession Letter

To:	National Australia Bank Limited as Agent

From:	[Subsidiary] and Royston Run-off Limited
Dated:
Dear Sirs
Royston Run-off Limited – Facilities Agreement dated [                                     ] (Facilities Agreement)
1	We refer to the Facilities Agreement. This is an Accession Letter. Terms defined in the Facilities Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2	[Subsidiary] agrees to become an Additional Obligor and to be bound by the terms of the Facilities Agreement, the Subordination Deed and the other Finance Documents as an Additional Obligor pursuant to Clause 25.2 (Additional Obligor) of the Facilities Agreement and as an [Obligor] pursuant to Clause [ ] of the Subordination Deed. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].

3	[Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

4	This Accession Letter is governed by English Law
[This Accession Letter is entered into by deed.]

For and on behalf of	For and on behalf of

Royston Run-off Limited	[Subsidiary]

Schedule 8 Form of Compliance Certificate

To:	National Australia Bank Limited as Agent

From:	Royston Run-off Limited
Dated:
Dear Sirs
Royston Run-off Limited — Facilities Agreement dated [                                    ] (Facilities Agreement)
1	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that as at [*** insert the relevant testing date/ the Testing Date ***]:

2.1	Regulatory Cover (which must be a minimum of 1.1:1): the capital resources of the Target, as determined in accordance with Section 2.2 of the Integrated Prudential Sourcebook for Insurers as amended from time to time (including as required to meet solvency requirements) was [***] and the capital resources requirement of the Target, as determined in accordance with Section 2.1 of the Integrated Prudential Sourcebook for Insurers as amended from time to time (including as required to meet solvency requirements) was [***], therefore Regulatory Cover was [***] and that the requirements of Clause 21.2.1(a) (Regulatory cover) have been met.

2.2	Net Worth Cover (which must be a minimum of 1.65:1): Consolidated Tangible Net Worth was [***] and Facility Debt was [***], therefore Net Worth Cover was [***] and that the requirements of Clause 21.2.1(b) (Net Worth Cover) have been met.

2.3	Free Net Worth (which must be a minimum of $300,000,000): Free Net Worth was [***], therefore Free Net Worth was [***] and that the requirements of Clause 21.2.1(c) (Free Net Worth) have been met.

2.4	Requisite Rating:
(i)	the short term rating and/or long term rating of investments as determined by the Rating Agency for:
(A)	at least 87.5% of the total value of the investments held by the Group have a rating of not less than A- or are held in cash and are investments not advised by J.C. Flowers & Co. LLC; and

(B)	at least 62.5% of the total value of the investments held by the Group have a rating of AAA- or are held in cash; and
(ii)	the total commitment of investments in J. C. Flowers & Co. LLC held by the Group shall at no time exceed US $75,727,000, in each case as demonstrated below. [attach details of calculations] and therefore the requirements of Clause 21.2.1(d) (Requisite Rating) have been met.

3	We confirm that no Default is continuing. [1]

4	[We confirm that the following companies constitute Restricted Subsidiaries and/or Dormant Subsidiaries for the purposes of the Facilities Agreement:]

Name	Registration Number	Restricted/Dormant

Signed

Director of Royston Run-off Limited	Director of Royston Run-off Limited

[1]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

[insert applicable certification language]

for and on behalf of
[name of Auditors of Royston Run-off Limited]

Schedule 9 LMA Form of Confidentiality Undertaking
LMA CONFIDENTIALITY LETTER
FOR PRIMARY SYNDICATION
[Letterhead of Arranger]

To:	[insert name of Potential Lender]

Re:	the Facilities

Borrower:

Amount:

Agent:
Dear Sirs
We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:
1	Confidentiality Undertaking

You undertake:

1.1	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

1.2	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

1.3	to use the Confidential Information only for the Permitted Purpose;

1.4	(to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

1.5	not to make enquiries of any Obligor or member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities.

2	Permitted Disclosure

We agree that you may disclose confidential information:

2.1	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

2.2	where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

with the prior written consent of us and the Borrower.

3	Notification Of Required Or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that confidential information has been disclosed in breach of this letter.

4	Return Of Copies

If we so request in writing, you shall return all confidential information supplied to you by us and destroy or permanently erase all copies of confidential information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any confidential information destroys or permanently erases such confidential information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such confidential information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the confidential information has been disclosed under paragraph 2(b) above.

5	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the facility or (b) twelve months after you have returned all confidential information supplied to you by us and destroyed or permanently erased all copies of confidential information made by you (other than any such confidential information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6	No Representation; Consequences Of Breach, Etc

You acknowledge and agree that:

6.1	neither we nor any of our officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any Obligor or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

6.2	we or the Obligors or any members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or Obligor or any member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7	No Waiver; Amendments, Etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8	Inside Information

You acknowledge that some or all of the confidential information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any confidential information for any unlawful purpose.

9	Nature Of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the borrower, each other Obligor and each other member of the Group.

10	Third Party Rights

10.1	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

10.2	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any Obligor or any member of the Group to rescind or vary this letter at any time.

11	Governing Law And Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12	Definitions

In this letter (including the acknowledgement set out below):

Confidential Information means any information relating to the Borrower, the Group, and the Facilt[y/ies] and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

Group means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985).

Obligor means [ *** ].

Participant Group means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Permitted Purpose means considering and evaluating whether to enter into the Facilities.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully

For and on behalf of
National Australia Bank Limited (as Arranger)
To:      National Australia Bank Limited (as Arranger)
The Borrower, each other Obligor and each other member of the Group
We acknowledge and agree to the above:

For and on behalf of
[Potential Lender]

Schedule 10 Timetables
Loans

Loans in US Dollars
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 11.1 (Selection of Interest Periods and Terms))	3 Business Days prior to the date of the Loan
9.30 a.m.

Agent notifies the Lenders of the Loan in accordance with Clauses 5.4 (Lenders’ participation)	3 Business Days prior to the date of the Loan
3.00 p.m.

LIBOR is fixed	Quotation Day as of 11.00 a.m.

Schedule 11 Group Structure

Schedule 12 Security Agent
1	Appointment

1.1	Each other Finance Party appoints the Security Agent to act as its agent and trustee under and in connection with the Finance Documents.

1.2	Each other Finance Party:

1.2.1	authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions;

1.2.2	confirms its approval of each Transaction Security Document; and

1.2.3	authorises and directs the Security Agent (by itself or by any Delegate) to execute and enforce the Transaction Security Documents as trustee, agent or in any other role (and whether or not expressly in that Finance Party’s name) on its behalf, subject always to the terms of the Finance Documents.

2	Duties

2.1	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

2.2	The Security Agent has only those duties which are expressly specified in the Finance Documents.

2.3	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

2.4	Any requirement that the Security Agent is to “act reasonably” is to be construed as an obligation on the Finance Parties which are approached by it for instructions in accordance with this Agreement in relation to the relevant matter and not as an individual obligation on the Security Agent in that capacity.

3	Relationship

3.1	The relationship between the Security Agent and each other Finance Party is that of principal and agent save only that the benefits of the Transaction Security Documents are held by the Security Agent as trustee for them (to the extent that any amount is or is capable of being secured thereby).

3.2	In relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be created by any Finance Document, the relationship of each other Finance Party to the Security Agent shall be construed solely as one of principal and agent but, to the fullest extent permissible under the laws of such jurisdiction, all the other provisions of the Finance Document shall have full force and effect between the Parties.

3.3	The Security Agent shall not be liable to any Party for any breach by any other Party of any Finance Document.

3.4	The Security Agent shall not be bound to account to any Party or any other person for any sum or the profit element of any sum received by it for its own account.

4	No Fiduciary Duties

4.1	Nothing in the Finance Documents makes the Security Agent a fiduciary for any other Party or any other person.

5	Business with the Group

5.1	The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

5.2	If it is also a Lender, the Security Agent has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not the Security Agent.

6	Rights and Discretions

6.1	The Security Agent may rely on:

6.1.1	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

6.1.2	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

6.2	The Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:

6.2.1	no Event of Default has occurred (unless it has actual knowledge of an Event of Default arising under Clause 23.1 (Non-payment) of this Agreement);

6.2.2	any right, power, authority or discretion vested in the Majority Lenders or any other person has not been exercised; and

6.2.3	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors.

6.3	The Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

6.4	The Security Agent may act in relation to the Finance Documents through its personnel and Delegates.

6.5	The Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.

6.6	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

7	Responsibility

The Security Agent is not responsible for:

7.1	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents.

7.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

7.3	for any failure in perfecting or protecting the Security created by any Transaction Security Document including any failure to:

7.3.1	take any necessary registration or recordings or filings of or otherwise protect the relevant Security under any laws in any jurisdiction;

7.3.2	give notice to any person of the execution of any Transaction Security Document; or

7.3.3	to obtain any authorisation for the creation of any Security, unless directly caused by its gross negligence or wilful misconduct.

8	Exclusion of Liability

8.1	Without limiting paragraph 8.2 below, the Security Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

8.2	No Party (other than the Security Agent) may take any proceedings against any officer, employee or Delegate of the Security Agent in respect of any claim it might have against the Security Agent or in respect of any act or omission of any kind by that officer, employee or Delegate in relation to any Finance Document and any officer, employee or Delegate of the Security Agent may rely on this provision.

8.3	The Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Agent if the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Security Agent for that purpose.

8.4	The Parties agree that the Security Agent shall not be subject to the duty of care imposed on trustees by the Trustee Act 2000.

8.5	Nothing in this Agreement shall oblige the Security Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any other Finance Party and every other Finance Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

9	Indemnity

9.1	Each other Finance Party shall indemnify the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Security Agent (otherwise than by reason of the Security Agent’s gross negligence or wilful misconduct) in acting as Security Agent under the Finance Documents (unless the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

9.2	The liability shall be divided between such Finance Parties pro rata to their respective aggregate Commitments [and outstandings under the Hedging Agreement] from time to time or if all Commitments [and outstandings under the Hedging Agreement] have been reduced to zero, their respective aggregate

Commitments [and outstandings under the Hedging Agreement] immediately prior to that reduction.

9.3	The Security Agent may, in priority to any payment to the Finance Parties, indemnify itself out of the Obligors’ assets charged by the Transaction Security Documents in respect of, and pay and retain, all sums necessary to give effect to this indemnity and to all other indemnities given to it in the other Finance Documents in its capacity as Security Agent. The Security Agent shall have a lien on the Transaction Security Documents and the proceeds of enforcement of the Transaction Security Documents for all such sums.

10	Resignation and Additional Security Agents

10.1	The Security Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

10.2	Alternatively the Security Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Security Agent.

10.3	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph 10.2 above within 30 days after notice of resignation was given, the Security Agent (after consultation with the Borrower) may appoint a successor Security Agent (acting through an office in the United Kingdom).

10.4	The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

10.5	The Security Agent’s resignation notice shall only take effect upon the appointment of a successor.

10.6	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Schedule. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

10.7	After consultation with the Borrower, the Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph 10.2 above. In this event, the Security Agent shall resign in accordance with paragraph 10.2 above.

10.8	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate security agent or trustee or as a co-agent or co-trustee jointly with it (any such person, an Additional Security Agent):

10.8.1	if it is necessary in performing its duties and if the Security Agent considers that appointment to be in the interest of the Finance Parties; or

10.8.2	for the purposes of complying with or conforming to any legal requirements restrictions or conditions which the Security Agent deems to be relevant; or

10.8.3	for the purposes of obtaining or enforcing any judgement or decree in any jurisdiction, and the Security Agent will give notice to the other Parties of any such appointment.

10.9	Any Additional Security Agent appointed in accordance with paragraph 10.8 above shall (subject to the terms of this Agreement) have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations as are conferred or imposed on the Additional Security Agent by the instrument of its appointment.

10.10	The remuneration that the Security Agent may pay to any Additional Security Agent and any reasonable costs and expenses (properly incurred) incurred by any Additional Security Agent in performing its functions pursuant to its appointment will, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

11	Confidentiality

11.1	In acting as agent for the Finance Parties, the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

11.2	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

11.3	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent shall not be obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of a fiduciary duty.

12	Relationship with the Lenders

12.1	The Security Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Party or the Agent to the contrary.

13	Credit Appraisal

13.1	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each other Finance Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

13.1.1	the financial condition, status and nature of each member of the Group;

13.1.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

13.1.3	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

13.1.4	the adequacy, accuracy and/or completeness of any information provided by the Security Agent, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

13.1.5	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

14	Deduction from Amounts Payable by the Security Agent

If any Party owes an amount to the Security Agent under the Finance Documents the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

15	Title

The Security Agent may accept without enquiry the title (if any) which an Obligor may have to any asset over which Security is intended to be created by any Transaction Security Document.

16	Holding

The Security Agent is not obliged to hold any share certificates or title deed, any Transaction Security Document or other document in connection with any asset over which Security is intended to be created by any Transaction Security Documents in its own possession. The Security Agent may permit the relevant Obligor or any professional adviser of the Security Agent to retain all such title deeds and other documents in its possession.

17	Investments

Except as otherwise provided in any Transaction Security Document, all moneys which are received by the Security Agent under that Transaction Security Document may be invested in the name of or under the control of the Security Agent in any investments which may be selected by the Security Agent. Additionally, those moneys may be placed on deposit in the name of or under the control of the Security Agent at such bank or institution (including itself) and upon such terms as it may think fit.

18	Enforcement

The Security Agent shall to the extent practicable use all reasonable endeavours to enforce the Security constituted by the Transaction Security Documents if it receives instructions to do so from the relevant Finance Parties that comply with Clause 26.20 (Instructions).

19	Recoveries to be held on Trust

19.1	The Security Agent shall hold the Recoveries on trust for the Finance Parties.

19.2	The Recoveries shall be distributed between the Finance Parties in accordance with Clause 29.5 (Proceeds of enforcement). Once so applied, the Security Agent shall be under no obligation to monitor how the relevant person receiving any such amount has applied such amounts.

19.3	Only amounts actually received by the Security Agent shall be capable of being applied by the Security Agent in accordance with this paragraph 19.

19.4	If the Security Agent receives any distribution under this Agreement or any other document otherwise than in cash from any person, the Security Agent may realise such distribution as it sees fit and then shall apply the proceeds of such realisation in accordance with the provisions of this Agreement.

19.5	If the Security Agent receives any amount under this Agreement or under any other Finance Document in a currency other than the currency of the relevant Debt the Security Agent may convert such amount into the currency of the relevant Debt at the Security Agent’s spot rate of exchange for the purchase of the relevant currency with the currency of the amount received in the London foreign exchange market.

20	Payment of Taxes

The Security Agent shall be entitled to make such deductions and withholdings (on account of Taxes or otherwise) from payments to any other Finance Party as it is required by any applicable law to make and to pay out of amounts due to any other Finance Party all Taxes assessed against it in respect of any property charged or assigned pursuant to the Transaction Security Documents or by virtue of its role as agent or trustee under the Finance Documents.

21	Conflict with Transaction Security Documents

If there is any conflict between the provisions of this Schedule and any Transaction Security Documents with regard to instructions to or other matters affecting the Security Agent, this Schedule will prevail.

22	Discharge Date

Forthwith upon the date on which all present and future sums, obligations or liabilities from time to time due, owing or incurred (actually or contingently) by any Obligor to a Finance Party under or in connection with the Finance Documents shall have been irrevocably discharged in full and all Commitments have been cancelled, the trusts set out in Clause 26.18 (Appointment of Security Agent) and in this Schedule 12 shall be wound up and all the rights, duties and obligations of the Security Agent to the other Finance Parties (but not liabilities already incurred for negligence or breach of duty) shall cease

Execution page
The Borrower

Executed as a Deed by	)
Royston Run-off Limited	)
acting by:	)	Gareth Nokes Director

Alan Turner Director

The Original Obligor

Executed as a Deed by	)
Royston Run-off Limited	)
acting by:	)	Gareth Nokes
Director

Alan Turner
Director

The Additional Obligors

Executed as a Deed by	)
Unionamerica Holdings Limited	)
acting by:	)	Gareth Nokes Director

Alan Turner
Director

Executed as a Deed by	)
Unionamerica Acquisition Company Limited	)
acting by:	)	Gareth Nokes
Director

Alan Turner
Director

The Existing Lender

Executed as a Deed by	)
National Australia Bank Limited	)
ABN 12004044937)		Andrew Lloyd
acting by:		Director

Mark Arrand
Director

The New Lender

Executed as a Deed by	)
Barclays Bank PLC	)
acting by:	)	Chris Miles
Director

Jonathan Bush
Director

The Arranger

Executed as a Deed by	)
National Australia Bank Limited	)
ABN 12004044937)		Andrew Lloyd
Director

Mark Arrand
acting by:		Director

The Co-Arranger

Executed as a Deed by	)
Barclays Bank PLC	)
acting by:	)	Chris Miles Director

Jonathan Bush Director

The Agent

Executed as a Deed by	)
National Australia Bank Limited	)
ABN 12004044937 acting by:	)	Andrew Lloyd Director

Mark Arrand Director

The Security Agent

Executed as a Deed by	)
National Australia Bank Limited	)
ABN 12004044937 acting by:	)	Andrew Lloyd Director

Mark Arrand
Director